As filed with the Securities and Exchange Commission on December 4, 2007.  Registration Statement No.  333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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PACIFIC GOLD CORP.

(Name of Small Business Issuer in its Charter)

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Nevada	1041	98-0408708
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

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465 South Meadows Parkway – Suite 20

Reno, Nevada 89521

(888) 257-4193

(Address and telephone number of principal executive offices)

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Mitchell Geisler, Chief Operating Officer

Pacific Gold Corp.

465 South Meadows Parkway – Suite 20

Reno, Nevada 89521

(888) 257-4193

 (Name, address and telephone number of agent for service)

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Copies to:

Andrew D. Hudders, Esq.

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue – 40th Floor

New York, New York 10022

Telephone: (212) 907-7300 (x7349)

Facsimile  (212) 754-0330

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock to be issued pursuant to the terms of the Securities Purchase Agreement………………..	25,000,000	$0.054(2)	$1,350,000(2)	$41.45
TOTAL PREVIOUSLY PAID…………………………………………………………………………				$41.45

(1)

Pursuant to Rule 416, also being registered are such additional securities as may become issuable pursuant to anti-dilution provisions of the convertible debentures and common stock purchase warrants.

(2)

Pursuant to Rule 457(c), because the securities to be registered are subject to fluctuating market prices, the fee is calculated on the basis of the average of the bid and asked prices of the common stock on November 30, 2007.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED DECEMBER 4, 2007

PACIFIC GOLD CORP.

25,000,000 Shares of Common Stock

This prospectus covers up to 25,000,000 shares of common stock of Pacific Gold Corp. that may be offered for resale, or otherwise disposed for the account of, the selling stockholder set forth under the heading “Selling Stockholder” beginning on page 31.  All the shares of common stock will be offered for resale after being issued by Pacific Gold to the selling stockholder pursuant to conversion of outstanding convertible debentures and upon exercise of outstanding common stock purchase warrants.  The convertible debentures and common stock purchase warrants were sold by Pacific Gold to the selling stockholder in a private placement completed on February 26, 2007, pursuant to a Securities Purchase Agreement of the same date.

The shares of common stock are traded on the OTC Bulletin Board under the symbol PCFG:BB.  The last sale price of the common stock on November 30, 2007 was $0.054.

Pacific Gold Corp. will not receive any proceeds from the sale or other disposition of the shares or interests therein by the selling stockholder.  However, to the extent that any of the common stock purchase warrants are exercised, we will receive the exercise price paid for the shares of common stock purchased thereunder.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2007

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Summary

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us

Pacific Gold Corp. is engaged in the identification, acquisition, exploration and development of mining prospects believed to have gold, tungsten or other mineralizations.  The main objective is to explore, identify, and develop commercially viable mineralizations on prospects over which the company has rights that could produce revenues. These types of prospects may also contain mineralization of metals often found with gold and/or tungsten which also may be worth processing. Exploration and development for commercially viable mineralization of any metal includes a high degree of risk which careful evaluation, experience and factual knowledge may not eliminate, and therefore, we may never produce any significant revenues.

Pacific Gold Corp. currently owns 100% of five operating subsidiaries; Nevada Rae Gold, Inc., Oregon Gold, Inc., Pilot Mountain Resources Inc., Pacific Metals Corp., and Fernley Gold, Inc. in which it holds various prospects in Nevada and Oregon.  The company intends, from time to time,  to acquire through staking, purchasing and/or leasing arrangements additional prospects in which there may be gold, tungsten and/or other mineralization potential.

We have had minimal revenues to date.  We have spent approximately $8,000,000 through December 31, 2006 to acquire and evaluate our prospects and in the commencement of operations at our different prospect sites in Oregon and Nevada.  We expect to incur substantial additional expenses in the further implementation of our plan of operations before we realize any revenues from our efforts.  Because we are in the early stages of implementing our business plan, we cannot indicate now if we will ever be profitable.

Pacific Gold Corp. is referred to in this prospectus as Pacific Gold, the company, we or us.  We were incorporated in Nevada in 1996.  Our wholly owned subsidiaries were incorporated as follows: Nevada Rae Gold, Inc., Fernley Gold, Inc., Pilot Mountain Resources Inc. and Pacific Metals Corp. are each Nevada corporations and Oregon Gold, Inc. is an Oregon corporation.  We conduct our operations through these subsidiaries.  Our mailing address is 465 South Meadows Parkway – Suite 20, Reno, Nevada 89521.  Our telephone number is (888) 257-4193.

Risk Factors

You should consider carefully the following risks before you decide to invest in our common stock.

We do not have a long history of running our business upon which investors may evaluate our performance, and therefore investors bear all the risks of a company beginning to implement its business plan.

We are implementing our business plan for our various subsidiaries some of which are in the earlier stages. We have engaged in activities of obtaining mineralization rights by staking, acquisition and lease for two mining prospect areas, conducting exploratory activities, obtaining geological and engineering reports and initial extraction from alluvial deposits on one prospect area and will begin similar activities for another prospect area when we have sufficient funds.  We have engaged in full scale production only on one prospect area.  There is a significant amount of additional work and investment necessary for us to demonstrate the efficacy of our overall business plan.  You should consider our business future based on the risks associated with our stage of development and our short operating history.  An investment in the company is speculative.

If we are not able to face and solve one or more of the challenges that a developing company in the mining industry typically encounters, we will not succeed in implementing our business plan.

We expect to face many challenges in our business.  These will include, but are not limited to:

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Engaging and retaining the services of qualified geological, engineering and mining personnel and consultants;

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Establishing and maintaining budgets;

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Implementing appropriate financial controls;

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Acquiring relevant mineralization data efficiently;

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Staking and evaluating appropriate prospects;

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Establishing initial exploration plans for mining prospects;

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Obtaining and verifying studies to determine mineralization levels on our prospects;

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Ensuring the necessary exploratory and operational permits are filed on a timely basis, and the necessary permits are maintained and approved by the federal and state authorities; and

•

Adhering to regulatory requirements.

The failure to address one or more of these above factors may impair our ability to carry out our business plan.  In that event, an investment in the company would be substantially impaired.

We will be dependant on locating and hiring, at economical rates, independent consultants and occasional workers for the implementation of our business plan without whom we will not meet the expected timing of implementation of our business plan.

To locate, obtain and evaluate prospects and to conduct excavation and processing of the alluvial matrix, we have relied upon and will continue to rely on consultants and occasional workers in addition to our own staff.  These persons will help us in the exploratory, development, extraction,  and later stages of our business plan.  We may not be able to locate, employ or retain persons with the appropriate experience and skills to successfully execute our business plan.  The inability to do the proposed actions on a timely basis or at all may result in the delay of implementing our business plan, thereby causing additional expense or our business failure.

Mineral exploration has many inherent risks of operations that may prevent ultimate success.

Mineral exploration has significant risks.  Some of the exploratory risks include the following:

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It is dependent on locating commercially viable mineralizations in staked and leased prospects and skillful management of prospects once found or located.

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Mineralization may vary substantially in a prospect, rendering what was initially believed a profitable mineralization of little or no value.  This is particularly true in alluvial deposits where sought mineralization is likely to be unevenly located within the gravel composition and matrix.

•

Mineral exploration and ultimate exploitation may be affected by unforeseen changes including:

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Changes in the value of minerals,

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Changes in regulations,

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Environmental concerns,

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Technical issues relating to extraction, such as rock falls, subsidence, flooding and weather conditions, and

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Labor issues.

Any of these individually or together could delay or halt implementation of the business plan or raise costs to levels that may make it unprofitable or impractical to pursue our business objectives.

Our business future is dependent on finding prospects with sufficient mineralization, grade and consistency without which it may not be practical to pursue the business plan, and investors will lose their investment.

Our business model depends on locating prospects with commercially sufficient amounts of gold, tungsten and other commercial metal mineralizations.  Until actual extraction and processing, we will not know if our prospects have commercially viable mineralizations of metals that can be profitably marketed.  Even if initial reports about mineralization in a particular prospect are positive, subsequent activities may determine that the prospect is not commercially viable.  Thus, at any stage in the exploration and development process, we may determine there is no business reason to continue, and at that time, our financial resources may not enable us to continue exploratory operations and will cause us to terminate our current business plan.

Regulatory compliance is complex and the failure to meet all the various requirements could result in loss of a staked prospect, fines or other limitations on the proposed business.

We will be subject to regulation by numerous federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Federal Department of the Interior, the Bureau of Land Management, in some instances the Forest Service, and comparable state agencies.  The failure or delay in making required filings and obtaining regulatory approvals or licenses will adversely affect our ability to explore for viable mineralizations and carry out subsequent aspects of our business plan.  The failure to obtain and comply with any regulations or licenses may result in fines or other penalties, and even the loss of our rights over a prospect.  We expect compliance with these regulations to be a substantial expense in terms of time and cost.  Therefore, compliance with or the failure to comply with applicable regulation will affect our ability to succeed in our business plan and ultimately to generate revenues and profits.

Our business plan is premised on the price of minerals in the global markets.

Our business plan depends on the price of minerals in the global markets.  The viability of any commercialization of minerals will depend on the cost of recovery versus the market price of the mineral and whether or not it has uses in the markets.  An increase in market use and price will encourage industry interest in United States mine development of smaller operations such as our prospects and improve the likelihood of our overall success.  If the price and/or use of minerals do not increase appreciably, then it is the belief of Pacific Gold that current sources of the minerals we are seeking will remain adequate for market supply and sources like those we are attempting to identify and explore will become marginalized.  The viability of our business plan is also dependant on the price of minerals remaining at least at current prices.  If prices fall substantially from the current levels, then our costs will be such that there will be insufficient profit margins and incentives to pursue our business plan.  In that event, Pacific Gold will have to curtail its business plan and investors will lose their investment.

Competition may develop which will be better able to locate, stake and explore new mineral sources more cost effectively and quicker than Pacific Gold.

There are numerous junior and developed mining, exploration and production companies in existence that may be attracted to the mining businesses if the use of the minerals or prices increase.  We believe there are a significant number of companies around the world that could command greater resources than those available to Pacific Gold to locate, stake, explore and extract mineral resources if there were sufficiently improved economic incentives.  These companies likely would be able to reach production stages sooner than Pacific Gold and obtain market share before us.

Pacific Gold will compete with other mining enterprises for appropriate consultants and employees.

Pacific Gold will compete in the hiring of appropriate geological, engineering, permitting, environmental and other operational experts to assist with the location, exploration and development of staked prospects and implementation of its business plan.  We believe we will have to offer or pay appropriate cash compensation and options to induce persons to be associated with an early-stage exploration company.  If Pacific Gold is unable to make appropriate compensation packages available to induce persons to be associated with it because of its limited resources, we will not be able to hire the persons we need to carry out our business plan.  In that event, investors will have their investment impaired or it may be entirely lost.

Pacific Gold will require additional capital to fund expanded operations, without which we will have to curtail our plans and investors may lose the potential of their investment.

The current working capital is sufficient for our planned immediate operational needs, but will not cover our longer-term estimated operating requirements.  If we encounter unexpected expenses, the current working capital will not last that long.  Therefore, we may need additional capital sooner than expected. For Pacific Gold to expand its operations in its current prospects and acquire additional prospects, it is anticipated that it will need additional capital.  The mining business, in all of its aspects, requires significant capital.  Without additional capital, Pacific Gold will have to curtail or substantially modify its overall business plan or abandon elements of it.  Because all of the assets of Pacific Gold and its subsidiaries are pledged to secure some of the outstanding debt of the company, it may be difficult to obtain necessary financing.

As of September 30, 2007, Pacific Gold had approximately $4,809,231 in debt, which if it cannot repay when due, will permit the holders to seek renegotiation or bankruptcy alternatives, the result of which could terminate implementation of the business plan.

Pacific Gold has approximately $3,181,000 in face amount of convertible debt plus approximately $125,000 in interest outstanding due to investors and approximately $1,567,302 in debt due to a significant stockholder. For $1,599,000 of the convertible debt plus approximately $125,000 in interest, Pacific Gold and its subsidiaries have pledged all their assets as security to the holder thereof.  From time to time, the company may also have trade debt and equipment financing outstanding.  If Pacific Gold is unable to repay any of its obligations when due, because of the various cross default provisions, the creditors could put the company into bankruptcy or force renegotiation of the terms of outstanding debt on terms that may be substantially less favorable.  In either event, the ability of Pacific Gold to pursue its business plan will be impaired and the equity of the company will become worthless.

Pacific Gold may not be able to satisfy its debt obligations due to fluctuations in the market price of its common stock.

Pacific Gold may satisfy its convertible debt obligations to the selling stockholder through the issuance of common stock or cash payments.  If the price of its common stock drops considerably and the company cannot satisfy the repayment obligations through the issuance of common stock due to limitations on its issuance of securities, the company currently does not have sufficient cash to satisfy these debt obligations.  If the company is in default of its obligations to the selling stockholder, it could be in default of its other debt obligations due to various cross default provisions.  Defaulting under the company’s debt obligations may result in the lender exercising on its security interest or the company being placed in bankruptcy or renegotiation of the terms of outstanding debt on terms that may be substantially less favorable.  In these events, the ability of Pacific Gold to pursue its business plan will be impaired and the equity of the company will become worthless.

Pacific Gold does not have any identified sources of additional capital, the absence of which may prevent it from continuing its operations.

Pacific Gold does not have any arrangements with any investment banking firms or institutional lenders.  Because we will need additional capital in the future, we will have to expend significant effort to raise operating funds.  These efforts may not be successful, and they may be disruptive to our executives other responsibilities and our operations.  In the absence of necessary capital, Pacific Gold will have to limit or curtail operations.  Because all of the assets of Pacific Gold and its subsidiaries are pledged to secure some of the outstanding debt of the company, it may be difficult to obtain necessary financing.

Future sales of shares by our current stockholders and the selling stockholder could adversely affect the market price of our common stock.

The current outstanding shares of common stock are either free trading or may be sold subject to Rule 144 and its limitations.  The 25,000,000 shares of the selling stockholder may be sold pursuant to this prospectus whenever it determines in whatever amount.  Additional shares may be sold under other registration statements of the company that have been filed for sales by other selling stockholders.  Investors in the company should be aware that the possibility of sales, in the future, may have a depressive effect on the price of the common stock in any market which may develop and, therefore, the ability of any investor to market his shares may depend upon the number of shares that are offered and sold.

The market price of the shares may fluctuate greatly. Investors in the company bear the risk that they will not recover their investment.

Trading in our common stock has been subject to large volume and price fluctuation. Therefore, there is no clearly established market for our shares at this time.  The public market price is likely to be influenced by the price at which and the amount of shares the selling stockholder is attempting to sell at any point in time with the possible effect of limiting the trading price or lowering it to their offering price. Shares such as those of Pacific Gold are also subject to the activities of persons engaged in short selling the securities which have the effect of driving the price down.  Therefore, the price of our common stock is likely to fluctuate widely.  A full and stable trading market for our common stock may never develop in which event, any holder of our shares may not be able to sell at the time he elects or at all.

Because the common stock is a “penny stock,” investors in our common stock may not be able to resell shares they own in the public markets; therefore they may not be able to recover their investment.

The shares are defined as a penny stock under the Securities and Exchange Act of 1934 and rules of the SEC.  These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors.  For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser’s written agreement prior to sale.  In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks.  Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investors’ ability to resell shares purchased in this offering.  These transaction rules also may have a depressive effect on the market because brokers cannot generally recommend an investment in Pacific Gold.  Therefore, in all likelihood, a public market will be slow to develop, if at all.

A single stockholder has the ability to control our business direction.

Because one of our stockholders, an affiliate of which is also an officer and director, with its related parties beneficially owns about 24.5% of the shares of common stock, it is likely to be in a position to control the election of our board of directors and the selection of officers, management and consultants.  This stockholder and its related parties have also lent the company a significant amount of working capital.  Therefore, investors will be entirely dependent on its judgment in implementing the business plan of Pacific Gold.

Transaction with YA Global Investments, L.P. (f/k/a Cornell Capital Partners, LP)

On February 26, 2007, we entered into a Securities Purchase Agreement with YA Global Investments, L.P., (hereinafter known as Yorkville) pursuant to which we agreed to issue up to an aggregate principal amount of $2,440,000 of convertible secured debentures  which were issued and funded in three separate issuances of $1,035,000, $805,000 and $600,000 (the “Debentures”) and a warrant to acquire up to 6,000,000 shares of common stock.  As of the date of this prospectus, there is approximately $1,599,000 principal due.  Furthermore, we also agreed to also pay a structuring fee to Yorkville Advisors, LLC, the manager of Yorkville, of $30,000. We also agreed to pay Yorkville Advisors, LLC a fee of 10% of the aggregate principal amount of Debentures.

There have been no prior securities transactions between us and Yorkville. There have been no relationships between Yorkville and Pacific Gold during the past three years.  Additional disclosures are included in the section entitled “Selling Stockholder.”

Pacific Gold, based on information from the selling stockholder, does not believe that they have an existing short position in the company’s common stock.

Debentures.  The Debentures may be convertible at the option of Yorkville at any time up to maturity at a conversion rate of $.18.  The company may pay the mandatory principal payments either in cash or shares of common stock, if certain equity conditions are satisfied, including the registration for resale of the shares to be issued and the maintenance of the trading of the shares on the OTCBB or an exchange.  The conversion rate for the company is equal to the lesser of the fixed conversion price of $0.18, or the market conversion price, defined as 80% of the average of the lowest two daily volume weighted average trading prices per share of our common stock during the ten consecutive trading days immediately preceding the conversion date, as quoted on the OTCBB.  The company commenced paying the principal installments owed through the issuance of common stock on July 1, 2007. The principal amount of the Debentures not prepaid will be due February 26, 2009, and they accrue interest at the rate of 10% per year, payable in cash or our common stock, subject to the above described equity conditions and conversion rate for the company.

The following table summarizes the value of our common stock underlying the Debentures and potential discount to market price that Yorkville may receive. For purposes of this table, we have assumed that the entire $2,440,000 aggregate principal amount of the Debentures were issued and sold on February 26, 2007.

Market Price(1)	Exercise Price(2)	Total Shares Underlying Debentures(3)	Total Value of Shares at Market Price(4)	Total Value of Shares at Conversion Price(5)	Total Possible Discount to Market Price(6)
$0.22	$0.18	13,555,556	$2,982,222	$2,440,000	$542,222

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(1)

Market price per share of our common stock on the date of the sale of the Debentures.

(2)

For the purposes of the table, we have used the conversion price per share of our common stock underlying the Debentures on the date of the sale of the Debentures if the conversion is at the request of Yorkville which is equal to $0.18.  The conversion price is subject to adjustments for regular corporate events, among other things.  Pursuant to the terms of the Debentures, if the conversion is pursuant to a company permissible conversion or election, then the conversion price is equal to the lesser of the fixed conversion price of $0.18, or the market conversion price, defined as 80% of the average of the lowest two daily volume weighted average trading prices per share of our common stock during the ten trading days immediately preceding the conversion date, as quoted by the OTCBB, and subject to the company satisfying the equity conditions set forth in the Debenture.

(3)

Total number of shares of common stock underlying the Debentures assuming full conversion at the request of Yorkville as of the date of the sale of the Debentures.

(4)

Total market value of shares of common stock underlying the Debentures assuming full conversion as of the date of the sale of the Debentures and based on the market price of the common stock on the date of the sale of the Debentures.

(5)

Total value of shares of common stock underlying the Debentures assuming full conversion of the Debentures as of the date of the sale of the Debentures and based on the conversion price applicable to a conversion at the request of Yorkville.

(6)

Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4).

Warrants. On February 26, 2007, we also issued to Yorkville a warrant for a total of 6,000,000 shares of our common stock (“Warrant”) with the aggregate exercise price of $1,296,000, if exercised on a cash basis and if we are not in default on any of the Debentures. The Warrants were initially exercisable for our common stock at $0.216 per share, expiring February 26, 2012.  The current exercise price is $0.18.  The warrants provide for a cashless exercise provision if there is no effective registration statement for the resale of the shares for the shares to be issued on exercise and the company is not otherwise in default in its obligations to Yorkville.  If the Warrants are exercised on a cashless basis, we would receive no proceeds from their exercise by Yorkville.

The following table summarizes the value of the Warrant assuming Yorkville exercises them on a cash basis.

Market Price on Date of Sale (1)	Exercise Price on Date of Sale(2)	Total Shares Underlying the Warrant(3)	Total Value of Shares at Market Price(4)	Total Value of Shares at Exercise Price(5)	Total Possible Discount to Market Price(6)
$0.22	$0.216	6,000,000	$1,320,000	$1,296,000	$24,000

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(1)

Market price per share of our common stock on the date of the sale of the Warrants.

(2)

Exercise price per share of our common stock on the date of the sale and issuance of the Warrants. The exercise price of the Warrants is fixed pursuant to the terms of each of the Warrants except that each of the Warrants contain anti-dilution protections which in certain circumstances, may result in a reduction to the exercise price.

(3)

Total number of shares of common stock underlying the Warrants assuming full conversion as of the date of the sale of the Warrants. Upon certain anti-dilution adjustments of the exercise price of the Warrants, the number of shares underlying the Warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)

Total market value of the shares of common stock underlying the Warrants assuming full exercise of each Warrant as of the date of the sale of the Warrants based on the market price of the common stock on the date of the sale of the Warrants.

(5)

Total value of shares of common stock underlying the Warrants assuming full exercise of the Warrants as of the date of the sale of the Warrants based on the exercise price.

(6)

Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4).

Potential Profit to Selling Stockholder.  The following table summarizes the potential profit that Yorkville may achieve from the Debentures and Warrants.  For purposes of the table, we have assumed the full amount of the principal of the Debentures is converted at the price at which Yorkville can request conversion ($0.18) and full exercise of the Warrants, without the effect of any anti-dilution adjustments that may happen in the future because of company action.  We also have given the potential profit calculations assuming different price levels of the common stock of the company.  The second and third prices were arbitrarily selected based on the recent trading history of the common stock.

Market Price	Total Possible Profit on Debenture Shares	Total Possible Profit on Warrant Shares	Total
$0.22(1)	$542,222	$24,000	$566,222
$0.33	$2,033,333	$684,000	$2,717,333
$0.44	$3,524,445	$1,344,000	$4,868,445

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(1)

Closing price at February 26, 2007.

As a percentage of the net proceeds to the company, the total possible discount to the market for both the Debentures and Warrants represented approximately 37% based on the market price on February 26, 2007.  If there are no conversions of the Debenture or exercises of the Warrants, at a market price per share of approximately $0.22, the above ratio of net proceeds to total possible discount to the market will be zero.

Registration Rights Agreement.  Pursuant to a Registration Rights Agreement between us and Yorkville dated February 26, 2007 (the “Registration Rights Agreement,”) we agreed to register the shares of common stock underlying the Debenture and Warrants issued pursuant to the Securities Purchase Agreement for resale under the Securities Act of 1933, as amended.  We have registered on the registration statement of which this prospectus is a part 25,000,000 shares of common stock issuable upon conversion of the Debentures and upon exercise of the Warrants.  The number of shares to be registered hereunder was determined through negotiations with Yorkville.  The value of the total number of shares of common stock that we are currently registering pursuant to the Registration Rights Agreement, based on the date of sale of the Debentures and Warrants of February 26, 2007, was $3,300,000, using a market price of $0.22.

There is no guarantee that the SEC will declare the Registration Statement effective. In the event that the Registration Statement is not declared effective by the required dates, then Yorkville may claim we are in default on these agreements, and we may face certain liquidated damages in addition to other rights that Yorkville may have. The liquidated damages, at Yorkville’s option, include demand for a cash amount payable within three business days equal to 2% of the purchase price paid for the Debentures then outstanding for each monthly period after the required filing deadline or the required effective date, as the case may be.  However, the liquidated damages would be payable for no more than nine months, and no liquidated damages would be owed if Yorkville fails to provide timely information or if the SEC finds that the terms of the transactions are non-compliant with law and requires the Registration Statement to be withdrawn and the terms renegotiated.

Shares Available for Sale by Selling Stockholder.  The following table sets forth the number of shares of common stock of the company issued and outstanding and issued and outstanding held by non-affiliates of the company, and the number of shares which have been registered for resale by Yorkville as a percentage of both numbers.

Total Number of Shares Outstanding(1)	Total Number of Shares held by Non-Affiliates of the Company	Total Number of Shares Registered for Resale by Selling Stockholder	Resale Shares as a Percent of Outstanding	Resale Shares as a Percent of Non-Affiliates
70,669,461	50,973,542	25,000,000(2)	35.4%	49.1%

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(1)

As of November 19, 2007.

(2)

Does not include the 12,500,000 shares of common stock previously registered for resale by the selling stockholder for issuance on conversion or exercise of debentures and warrants.  As of the date of this filing, 11,144,394 of those shares have been issued to the selling stockholder, and according to information provided to us, 7,616,491 have been resold.

Fees Payable to Selling Stockholder.  The following table summarizes the potential payments we may be required to pay to Yorkville and affiliates of Yorkville. For purposes of this table, we have assumed that the entire $2,440,000 aggregate principal amount of the Debentures were issued and sold on February 26, 2007.  The table reflects all the payments of fees, interest and premiums due during the term of the Debentures and Warrants.

Maximum Commitment Fee(1)	Structuring and Due Diligence Fees(2)	Maximum Interest Payments (3)	Maximum Redemption Premiums(4)	Maximum Liquidated Damages(5)	Total Maximum Payments(6)	Total Net Proceeds to Company(7)
$244,000	$30,000	$488,000	$732,000	$439,200	$1,933,200	$1,678,000

________________________

(1)

We agreed to pay Yorkville a commitment fee equal to 10% of the $2,440,000 purchase price of the Debentures to be issued. As of the filing of this Registration Statement, all of the Debentures have been issued and funded and we have paid Yorkville $244,000 in commitment fees.

(2)

We paid Yorkville an aggregate of $30,000 in structuring and due diligence fees in connection with the transactions contemplated by the Agreement.  Excludes the cost of perfecting security interests borne by us.

(3)

Maximum amount of interest that can accrue assuming the Debentures remain outstanding until the maturity date. We may pay accrued interest in either cash or, at our option, in shares of our common stock.

(4)

Under certain circumstances we have the right to redeem the full principal amount of the Debentures prior to the maturity date by repaying the principal plus a redemption premium of 10%. This represents the maximum redemption premium we would pay assuming we redeem the all of the Debentures prior to maturity at the highest redemption premium.

(5)

Maximum amount of liquidated damages we may be required to pay for the twelve months following the sale of the Debentures.

(6)

Total maximum payments that we may be required to make for the twelve months following the sale of the Debentures and assuming that we made all of the payments described in footnotes 1 through 5.

(7)

Total net proceeds to us assuming that we were not required to make any payments as described in footnotes (4) and (5).

Security Agreement.  The Debentures are secured by a security agreement and deed of trust with Yorkville. The obligation of the Debentures is secured by all our assets.

Use of Proceeds. We plan to use the proceeds from the sale of the Debentures and Warrants, if exercised, for general corporate purposes and for working capital. The following table summarizes the potential proceeds available to us pursuant to the financing with Yorkville. For purposes of this table, we have assumed that all of the $2,440,000 aggregate principal amount of convertible secured debentures were issued and sold on February 26, 2007 and that Yorkville exercises all of the Warrants on a cash basis.

Total Gross Proceeds Payable to Company(1)	Total Facility Set Up Payments by Company(2)	Total Maximum Payments by Company(3)	Net Proceeds to Company(4)
$2,440,000	$299,000	$1,933,000	$506,800

_________________________

(1)

Total gross proceeds payable to us. If Yorkville exercises the Warrants on a cash basis, then the total gross proceeds payable to us will be $3,736,000.

(2)

Total payments payable by us, including the commitment fee, structuring fee and the maximum legal expenses for the perfection of the security interests to establish the facility.

(3)

Total maximum payments that have been paid and may be payable in connection with the facility, including commitment fee, structuring fee, legal expenses, interest, premiums, and liquidated damages.

(4)

Total net proceeds to us calculated by subtracting the result in footnote (3) from the result in footnote (1). If Yorkville exercises the Warrants on a cash basis, then the total net proceeds payable to us will be $3,437,000.  The expenses set forth in column #3 above will not change in the event of the cash exercise of the Warrants

Purchased Warrant.  In connection with the Yorkville transaction, Yorkville purchased from the then holder a warrant to purchase 4,500,000 shares that was issued by the company on April 12, 2006.  The warrants are exercisable at $0.18, until February 26, 2010.  The warrants have registration rights but are not being registered until requested by the holder.

Copies of Agreements.  Incorporated by reference to this Registration Statement (see “Exhibits” below) are copies of all agreements between us and:

•

the selling stockholder;

•

any affiliates of the selling stockholder; and

•

any person with whom the selling stockholder has a contractual relationship regarding the transaction in connection with the sale of the convertible debentures and attached warrants.

These documents include the following, which were included in our Report on Form 8-K filed on February 27, 2006:

•

Securities Purchase Agreement between Pacific Gold and Yorkville

•

Form of Secured Convertible Debenture

•

Registration Rights Agreement between Pacific Gold and Yorkville

•

Security Agreement between Pacific Gold and Yorkville

•

Form of Warrant Agreement between Pacific Gold and Yorkville

Use of Proceeds

All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholder.  Pacific Gold will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling stockholder.

If the common stock purchase warrants held by Yorkville are exercised, Pacific Gold will receive the exercise price.  If all the common stock purchase warrants held by Yorkville are exercised for cash assuming no adjustments to the exercise price for anti-dilution protection, we would receive approximately $1,890,000 in gross proceeds, based on the current exercise price of $.18 per share.  If received, these funds will be used for general corporate purposes and working capital.

Market Data

The common stock is traded in the over-the-counter market and quoted on the OTC BB under the symbol "PCFG:BB" and quoted in the pink sheets published by the National Quotations Bureau.

Our common stock is designated as “penny stock” and thus may be illiquid.  The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange Act), which regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules.  Since our common shares are subject to the penny stock rules, persons holding or receiving such shares may find it more difficult to sell their shares.  The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of stockholders to sell their stock in any secondary market.

The trading volume in our common stock has been and is extremely limited. The limited nature of the trading market can create the potential for significant changes in the trading price for the common stock as a result of relatively minor changes in the supply and demand for our common stock and perhaps without regard to our business activities.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

The high and low sales prices for the common stock during each quarter are as set forth in the table below (such prices are without retail mark-up, mark-down, or commissions).

QUARTER ENDED	HIGH	LOW
	$	$
September 30, 2007	0.26	0.12
June 30, 2007	0.42	0.13
March 31, 2007	0.25	0.13
December 31, 2006	0.30	0.22
September 30, 2006	0.41	0.26
June 30, 2006	0.66	0.33
March 31, 2006	0.34	0.29
December 31, 2005	0.44	0.24
September 30, 2005	0.37	0.27
June 30, 2005	1.81	0.32
March 31, 2005	2.14	0.26

We have 56 record holders of our common stock.  We believe that in addition to the record ownership there are in excess of 5,900 beneficial owners who hold their shares in street name or through other nominees.

Dividend Policy

We plan to retain all earnings generated by our operations, if any, for use in our business.  Pursuant to the terms of the convertible debentures, Pacific Gold may not pay any cash dividends while the principal is outstanding.  We do not anticipate paying any cash dividends to our stockholders in the foreseeable future.  The payment of future dividends on the common stock and the rate of such dividends, if any, and when not restricted, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

Equity Compensation Plan Information as of Fiscal Year End 2006

Plan Category	Plan Name	Number of securities to be issued upon exercise of outstanding warrants, options and rights.	Weighted average exercise price of outstanding warrants, options and rights.	Number of securities remaining available for future issuance under equity compensation plans.
Equity Compensation Plans approved by security holders	2002 Equity Performance Plan	50,000	$0.30	81,287
	2006 Equity Performance Plan	1,000,000	$0.30	4,210,879
	2007 Equity Performance Plan	N/A	N/A	20,000,000
Equity Compensation Plans not approved by security holders	N/A	N/A	N/A	N/A
Totals:		1,050,000	$0.30	24,292,166

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Forward Looking Statements

From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but not limited to, press releases, oral statements made with the approval of an authorized executive officer or in various filings made by us with the SEC. Words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project or projected,” or similar expressions are intended to identify “forward-looking statements.” Such statements are qualified in their entirety by reference to and are accompanied by the above discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements.

Management is currently unaware of any trends or conditions other than those mentioned in this management’s discussion and analysis that could have a material adverse effect on the company’s consolidated financial position, future results of operations, or liquidity. However, investors should also be aware of factors that could have a negative impact on the company’s prospects and the consistency of progress in the areas of revenue generation, liquidity, and generation of capital resources. These include: (i) variations in revenue, (ii) possible inability to attract investors for its equity securities or otherwise raise adequate funds from any source should the company seek to do so, (iii) increased governmental regulation, (iv) increased competition, (v) unfavorable outcomes to litigation involving the company or to which the company may become a party in the future and (vi) a very competitive and rapidly changing operating environment.

The risks identified in this prospectus are not all inclusive. New risk factors emerge from time to time and it is not possible for management to predict all of such risk factors, nor can it assess the impact of all such risk factors on the company’s business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

The financial information set forth in the following discussion should be read in conjunction with the financial statements of Pacific Gold included elsewhere herein.

Financial Condition and Changes in Financial Condition

Operating Results for the Year Ended December 31, 2006:

The company had revenues from the sale of gold for the year ended December 31, 2006 of $85,522 with a negative gross margin of $377,292.

Operating expenses for the year ended December 31, 2006 totaled $3,956,647.  The company incurred labor costs associated with the various mining activities.  Labor costs were $1,632,732 for the year.  Equipment operating costs, tools and materials of $611,689 were incurred primarily to prepare the plant and equipment at Black Rock Canyon for operations.  Legal and professional fees of $172,821 were incurred for services performed with respect to acquisitions and mining prospect evaluation, as well as SEC reporting compliance and accounting fees.  The company also incurred expenses related to geological studies, fieldwork, site visits, preparation of mining permit applications and consulting fees of $216,148.  Advertising and public relations expenses totaled $103,543.  Interest expense totaled $4,505,735 for the year; of this amount, $4,363,596 was a non-cash expense that included amounts for accelerated interest and interest on the Series A, B and C Convertible Debentures that were not paid out in cash. The remaining expenses relate to office, general administrative and stock transfer agent fees. We believe we will incur substantial expenses for the near term as we initiate operations at Black Rock Canyon and progress with our evaluations of future mining prospects.

Operating expenses for the year ended December 31, 2005 totaled $2,002,485.  Legal and professional fees of $231,044 were incurred for services performed for the acquisition and evaluation of the mining prospects as well as for SEC reporting compliance and accounting fees. We also incurred expenses related to the geological studies, field work and site visits of $91,907. Mineral rights expenses were $16,450. The remaining expenses relate to advertising, office, general and administrative and stock transfer agent fees.

Operating Results for the Quarter Ended September 30, 2007:

The company had revenues from the sale of gold in the amount of $117,336 for the quarter ended September 30, 2007.

Operating expenses for the quarter ended September 30, 2007 totaled $844,358.  The company incurred labor, fuel and productions costs associated with the various mining activities.  Inventory produced in the quarter was $262,120. Inventory was written down by $51,414 to reflect the proper cost of gold on hand at the end of the quarter. Equipment operating costs, tools and materials of $104,678 were incurred primarily to prepare the plant and equipment at Black Rock Canyon for operations.  Legal and professional fees of $113,720 were incurred for services performed with respect to acquisitions and mining prospect evaluation, as well as SEC reporting compliance and accounting fees.  The company also incurred expenses related to geological studies, fieldwork, site visits, preparation of mining permit applications and consulting fees of $23,102.  Advertising and public relations expenses totaled $33,270.  Interest expense totaled $916,274 for the quarter; of this amount, $830,495 was a non-cash expense that included amounts for accelerated interest and interest on the Series C and D Convertible Debentures that were not paid out in cash. The remaining expenses relate to general administrative expenses. We believe we will incur substantial expenses for the near term as we build up operations at the Black Rock Canyon Mine and progress with our evaluations of future mining prospects.

Operating expenses for the quarter ended September 30, 2006 totaled $827,581. Primary expenses included general administrative expenses of $567,964 and depreciation of $255,493. Additionally there was $1,239,541 in interest on notes payable, of this amount $1,207,478 was a non-cash expense that included amounts for accelerated interest and interest on the Convertible Debentures.  The remaining expenses relate to equipment repairs and rental, and general administrative expenses.

Liquidity and Capital Resources

Since inception to September 30, 2007, we have funded most of our operational expenses from the issuance and sale of equity securities, payment of consultants and certain employees in stock, and loans from a stockholder. At September 30, 2007, we had unsecured loans from a stockholder in an aggregate amount of $1,567,302 including accrued interest. The amount due is represented by two notes, with interest at 10%; the principal amount of one note is $1,200,000 unsecured and due on June 30, 2008.  The principal amount of the second note is $195,000 and is secured against one asset of the company and is due on August 27, 2007.  The repayment of any portion of the stockholder notes, either principal or interest, is limited by an agreement with one of the debenture holders to a percentage of the free cash flow from operations.

As of September 30, 2007, our assets totaled $4,294,330, which consisted primarily of mineral rights, land and water rights, state bonds and related equipment. Our total liabilities were $4,089,231, which consisted of the notes payable to stockholders of $1,567,302 including accrued interest, accounts payable of $973,482 and convertible debentures of $1,443,205. We had stockholders’ equity of $205,099. Pacific Gold had no working capital at September 30, 2007.

On April 12, 2006 the company sold $6,100,000 in an aggregate principal amount of discounted convertible debentures and warrants to purchase common stock.  As at June 30, 2007 $1,800,000 of the debenture had been converted into common stock and an additional $2,700,000 was retired for a cash payment of $540,000 to one of the note holders. During the quarter ended September 30, 2007, an additional $468,000 of the note was converted into common shares.  The remaining $1,132,000 in face value has been recorded at its discounted value and the carrying amount reflects accretion of the note over its remaining life.

On February 26, 2007, the company sold $2,440,000 in an aggregate principal amount of Debentures and Warrants for aggregate proceeds of $2,141,000 after expenses.  The Company paid $299,000 in commissions and expenses. The Debentures accrue interest at 10% per annum payable in shares of the company or cash.  As at September 30, 2007, the Company had recorded $105,243 in accrued interest.  The Debentures may be converted into common stock at the election of the holder at any time at the conversion rate of $0.18 per share, subject to various limitations, the principal one of which is that the holder may not own more than 4.99% of the then outstanding common stock immediately after the conversion.  The Warrants are exercisable at $0.18 per share until February 26, 2009.  During the quarter ended September 30, 2007, $372,000 of the Debentures had been converted into common shares.   The Debentures and Warrants were sold, and the common stock issued on conversion and exercise will be sold, under Section 4(2) of the Securities Act of 1933, as amended, on a private placement basis, to US accredited investors.

On October 5, 2007, the company sold in a private placement, to a current investor, an original issue discount note in face amount of $450,000, for which it received proceeds of $300,000.

Financings

On April 7, 2005 the company borrowed $4,000,000 in principal amount evidenced by original discount debentures, in which it received $2,919,708.  These notes were convertible into common stock at the option of the holders, who during 2005 and 2006 elected to fully convert the outstanding principal.  The company issued 13,333,333 shares on conversion. In addition, the holders were issued warrants to purchase 3,333,333 shares which were exercised for 3,333,333 shares and the company received $33,333 in respect of the exercise price.  The funds received on the issuance of the debentures and the warrants, was used for equipment, construction and general working capital.

In May 2005, the company sold 2,000,000 shares of common stock under prospectus for gross proceeds of $600,000.

On December 13, 2005, the company borrowed $1,500,000 in principal amount evidenced by original discount debentures, in which it received $1,200,000.  These notes were convertible into common stock at the option of the holders, who during 2006 elected to fully convert the outstanding principal.  The company issued 5,000,000 shares on conversion.  In addition, the holders were issued warrants to purchase 4,000,000 shares which were exercised for 4,000,000 shares and the company received $400,000 in respect of the exercise price.  The funds received on the issuance of the debentures and the warrants, were used for equipment, construction and general working capital.

On April 12, 2006 the company borrowed $6,100,000 in principal amount evidenced by original discount debentures, in which it received $3,812,500.  These notes were convertible into common stock at the option of the holders, who during 2006 and 2007 elected to convert part of the outstanding principal.  The company issued 1,800,000 shares on conversion. As of December 31, 2006, there was outstanding $4,800,000 in principal amount, which was further reduced to an outstanding principal amount due of $1,132,000 at October 5, 2007.  In addition, the holders were issued warrants to purchase 6,400,000 shares at an original exercise price of $0.30 per share which is now $0.18. The holders exercised 800,000 warrants in February 2007 at a reduced price of $0.20 for proceeds of $160,000.  There are currently outstanding 5,300,000 of these warrants, with a current exercise price of $0.18.  The funds received on the issuance of the debentures were used for equipment, construction and general working capital.  The funds received on exercise of the warrants have been and, if any funds are received in the future, will be used for general working capital.

On February 26, 2007, the company sold $2,440,000 in principal amount of convertible debentures and warrants.  The company paid approximately $299,000 in commissions and expenses. As of November 1, 2007, the principal amount outstanding was approximately $1,599,000.  The debentures are due on February 26, 2009, and bear interest at a rate of 10%. The debentures may be converted into common stock at the election of the holder at any time at the conversion rate of $0.18 per share, subject to various limitations, the principal one of which is that the holder may not own more than 4.99% of the then outstanding common stock immediately after the conversion.  In connection with the transaction, the company issued 6,000,000 warrants to acquire common stock, originally exercisable at $0.216 per share until February 26, 2009, which has been adjusted to a current exercise price of $0.18 per share.  The debentures and warrants were sold, and the common stock issued on conversion and exercise will be sold, under Section 4(2) of the Securities Act of 1933, as amended, on a private placement basis, to an institutional, accredited investor.  The company used $540,000 from the first installment of the purchase price to retire $2,700,000 of the outstanding original discount debentures issued April 12, 2006.  The balance of the net proceeds were used for equipment, construction and general working capital.

On October 5, 2007, the company borrowed $450,000 in principal amount evidenced by an original discount debenture, in which it received $300,000.  The note is convertible into common stock at the option of the holders.  In addition, the holder of the debenture was issued warrants to purchase 450,000 shares at an exercise price of $0.18 per share.  In connection with the transaction, the company issued a warrant to acquire 450,000 shares of common stock at an exercise price of $.18 until October 5, 2010.  The funds received on the issuance of the debentures will be used for general working capital.

Going Concern

The company will require additional capital to fund operations at its mine site, begin operations at additional mine sites and to fund exploration and development of additionally acquired prospects unless operations generate sufficient revenues to support its business plan.  The company does not have any identified sources of capital at this time.  Substantially all the assets of the company are pledged to one of the holders of outstanding debentures which may make it difficult to obtain additional funding for operations and expansion.  Unless the company finds needed capital, it will have to change its business objectives and operational plans and curtail some or all of its current operations.

Our independent auditors, in their report on the financial statements, have indicated that the company has experienced recurring losses from operations and may not have enough cash and working capital to fund its operations beyond the very near term, which raises substantial doubt about our ability to continue as a going concern. Because of its continuing capital needs compared to its available working capital and funding prospects, the company has added a going concern note to the financial statements for the nine months ended September 30, 2007.  The note indicates that without an increase in revenues sufficient to cover expenses or additional sources of capital being obtained, the company may have to substantially curtail operations or terminate operations.  In such event, the stockholders may experience a loss of their investment, and the company may not be able to continue.

New Accounting Pronouncements

Pacific Gold does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Pacific Gold’s results of operations, financial position, or cash flow.

Business

General

Pacific Gold is engaged in the identification, acquisition, exploration and development of mining prospects believed to have gold, tungsten and other mineralizations.  The main objective is to explore, identify, and develop commercially viable mineralizations on prospects over which the company has rights that could produce revenues. These types of prospects may also contain mineralization of metals often found with gold and/or tungsten which also may be worth processing. Exploration and development for commercially viable mineralization of any metal includes a high degree of risk which careful evaluation, experience and factual knowledge may not eliminate, and therefore, we may never produce any significant revenues.

Pacific Gold currently owns 100% of five operating subsidiaries; Nevada Rae Gold, Inc., Oregon Gold, Inc., Pilot Mountain Resources Inc., Pacific Metals Corp., and Fernley Gold, Inc. in which it holds various prospects in Nevada and Oregon.  The company intends to acquire through staking, purchasing and/or leasing arrangements additional prospects, from time to time, in which there may be gold, tungsten and/or other mineral deposit potential.

Gold Orientation

Throughout history gold has been a desired metal for monetary purposes and for jewelry. Because there is an active market for gold and consistent demand and use, we believe that if we find a viable mineralization, we will be able to sell any gold we produce with little difficulty.  Of course, there is no assurance that we will find any mineralization or one that is commercially viable.  Fundamentally, whether or not a mineralization is viable depends on the cost of production versus the price at which we can dispose of the metal.  We believe that alluvial and placer deposits are less expensive to operate.  We also believe that the required filings and permits are easier to obtain for these kinds of prospects than for underground mines.  Based on the current estimates of operating costs and the current price of gold in the global market, we believe these kinds of prospects can be operated profitably if there is a sufficient percentage of the mineralization in a particular prospect to be commercially viable.

We have obtained and in the future will seek prospects in areas where there have been previous mining operations.  We believe that this gives some indication that there may be mineralizations within our prospects to justify the cost of staking, maintenance and exploration.

Tungsten Orientation

The word tungsten means “heavy stone” in Swedish. Tungsten is a grayish-white lustrous metal which exhibits many important physical properties including a high melting point and density, as well as good thermal and electrical conductivity, a low coefficient of expansion, excellent corrosion resistance, and exceptional strength at elevated temperatures.

Tungsten is an important strategic metal for which there is no known substitute. Tungsten is valued as the extremely hard carbide used in cutting and wear-resistant components, and as the metal or alloy for lamp and lighting filaments and electrodes, electrical and electronic contact surfaces, heat and radiation shielding in high temperature furnaces and x-ray equipment, and electrodes in certain welding methods.

Tungsten is an essential commodity and offers versatility in many everyday uses such as: light bulbs, television sets, microwave ovens, other electrical consumer products; metal cutting tools, drill bits, mining tools, military tools; and wear-resistance parts for industries such as automotive and construction.

Nevada Rae Gold, Inc.

The prospects held by Nevada Rae are located among the Crescent Valley placer deposits, in the bullion mining district of Lander County, Nevada.  They are about two miles from the town of Crescent Valley, and some 50 miles west of Elko, Nevada.  The area is about 175 miles northeast of Reno, Nevada.

The area is accessible by an all-weather asphalt road and about 22 miles from Interstate 80.  The property where the prospects are located has an all weather gravel road established in the 1970s for prior mining operations of barite.  The prospects also have access to electricity and water sufficient for exploration, development and later extractive and milling activities if warranted and undertaken.

The climate is typically hot and semi-arid with temperatures rising to above 100 degrees Fahrenheit in the summer to below freezing in the winter.  Freezing temperatures are only sporadically encountered in the winter months of December and January and are not likely to have a serious effect on operations.  Precipitation is minimal and offers little or no operational problems.

The nearby towns appear to have a supply of skilled workers familiar with earthmoving equipment and surface mining experience.  Equipment also appears to be available for purchase or lease.  In the vicinity there is state supplied electricity and water can be obtained from wells at approximately 560 feet.  We have acquired 100% of two existing wells in the area which can supply the necessary amounts of water for the operation as we intend to employ re-circulation methodologies.  We have also acquired 13.67 acres of fee land available adjacent to the wells which can accommodate the mill, tailings ponds, workshop and on-site office.  The wells and adjacent land are approximately three miles from the mining claims.  This land and the two wells have been formally analyzed and tested by the State of Nevada and Chemrox Technologies, an environmental specialist firm that the company hired to provide it with professional services in due diligence, mine planning, groundwater modeling, water restoration, environmental permitting, and reclamation, and are determined to be in excellent condition, free of any contaminants. The tests also confirmed that the certified capacity of each well exceeds the output rates required by Nevada Rae to successfully operate its proposed processing plant.

Production History

Gold mineralization was first discovered in 1907 in the Crescent Valley area, and thereafter intermittent work was carried out up to World War II.  In the 1930s an exploration program was carried out with a number of shafts sunk in the Mud Springs Gulch area.  These studies identified quantities of gold mineralization situated close to the bedrock at the bottom of the alluvial areas.  In the late 1970s there was barite mining and milling in the area using open pits.  In the mid-1980s the barite mining operations were purchased and modified and there was some recovery of gold mineralization during the later 1980s and 1990s at low extractive rates.

History of Mining

Most of the historical work was carried out over a 3 to 4 mile section in Mud Springs Gulch, but there are older exploration pits throughout the company’s prospects. There appear to be about thirty exploration shafts sunk through the gravels to bedrock.  This work was conducted in the 1930s, but there are no detailed results available.  Little work was done in the Black Rock Canyon during the historical period.

In 1978, Major Barite Inc. implemented an operation to mine and process barite from several small, open pits within the project area.  In 1982 the barite market collapsed, and the company turned its attention to placer gold exploration and development.  There was a program of bulk sampling in the drainages for gold.  Trenches and pits were dug and processed from locations in Black Rock Canyon, Mud Springs Gulch, Tub Springs Gulch and Rosebud Gulch.  A widespread occurrence of placer gold was discovered, but Major Barite Inc. ceased operations in 1984.  In 1984, the area was taken over by Mr. John Uhalde who continued to explore and develop the placer gold resources in the project until his death in 2001.  Mr. Uhalde operated his placer mine under a small miners permit.

The prospects are located within the Battle Mountain – Crescent Valley Gold Trend in Lander County, Nevada.  In the area are current mining operations of the Placer Dome and Kennecott companies.

Local Geology

The prospects are located among the easterly alluvial deposits of the Shoshone Mountain range and merge with the sediments of Crescent Valley.  It is posited that this area is the remains of a large, ancient lakebed.  The project consists of three main drainages: Black Rock Canyon, Mud Springs Gulch and Tub Springs Gulch.  The alluvial deposits are typically 100 to 300 feet wide and with depths of up to 90 feet, but the alluvial – sedimentary material can reach thicknesses in excess of 500 feet thick in areas.  The thickness of the gravels is judged to become progressively greater as one moves eastwards from the mountains.  It is estimated that the gravels are between 16 and 90 feet below the surface with an average thickness of about 30 feet.  The gravels are typically dry and light brown pebble and occasionally boulder gravels.  Oversized material is rare.  Compositionally, the coarse material is mainly rounded cherts and metavolcanics with occasional weathered and variable granodiorite.  The uppermost layers, generally running about 6 to 8 feet in depth, will have to be removed to access the gravels likely to have the mineral deposits sought.  It is believed that the gravels will have little clay and will present few processing problems.

There is no information on the vertical distribution of gold mineralization within the gravels.  Through historical records from shaft-sinking suggests that the gravel becomes courser with depth, coinciding with an increase in the percentage of oversize boulders.  It is believed that the best gold mineralization levels are obtained at the bedrock interface.

Prospects

Nevada Rae has staked prospects covering approximately 1,340 acres of the alluvial deposits among the Crescent Valley projects mentioned above.  In addition, it leased approximately 440 acres of land adjacent to its staked prospects from Corporate Creditors Committee LLC, by lease dated October 1, 2003.  The lease covers acreage in Section 9, Township 29 North, Range 47 East, Mount Diablo Meridian, Bullion Mining District, Lander County, Nevada.  Under the lease, it has the right to the gold, silver, platinum, palladium and other precious and base metals within the placers and gravels of the leased premises, with exclusive right to prospect and explore for, mine by open pit methods, mill, prepare for market, store, sell and dispose of the same and use, occupy and disturb so much of the surface as Pacific Gold determines useful, desirable or convenient.  The lease term is ten years, renewable for an additional ten years.

Operations

In 2004 and 2005 Nevada Rae permitted the mine with the Bureau of Land Management (BLM), and the Nevada State Division of Environmental Protection (NDEP). The property is now referred to as the Black Rock Canyon Mine.

During 2005, Nevada Rae built a mining and milling facility at the Black Rock Canyon Mine.

In 2006 the company began production at the Black Rock Canyon Mine. In late 2006, based on preliminary results at the Black Rock Canyon Mine, Nevada Rae began modifications to the site equipment and facilities.

During the second quarter of 2007, the company concentrated on installation of the new systems and equipment to be installed at the Black Rock Canyon Mine.  At the end of the reporting period the equipment had been installed, however it was not operating as per the designs of the suppliers.  The company is exploring all of its options with regards to rectifying the situation so as to improve operating capacity and effectiveness both for the short and long term.  Mining operations were set to resume at the beginning of the third quarter.

During the third quarter of 2007, the company operated the mine on a full time basis.  The mine showed production throughput of approximately 6,700 yards in July, 11,000 yards in August and 10,000 yards in September.  Production was well below anticipated targets primarily due to the failure of the new dewatering screen that was installed in the second quarter.  At the end of the quarter the company temporarily shut down the Black Rock Canyon mine so as to disconnect the failed dewatering system and order a new system from another manufacturer.  The company plans to restart production as soon as the new system is installed.

The company is pursuing its remedies against the manufacturer of the dewatering system that was installed for equipment failure and consequential damages.

In general, the operations will require the excavation of the gravel within the prospect.  Typically, the vegetation and minor soil cover will be stripped and side cast for future reclamation.  The mineralization bearing gravel will be dug with an excavator until bedrock is reached, and material will be hauled via 100 ton haul trucks to the mill site. The concentrate mill area will be about three miles away from the mine site.  The mill site will be equipped with two functioning wells for process water and will be connected to the power grid.  The mill and power screening unit will be set up on the private, fee land owned by the company.

Oregon Gold, Inc.

Oregon Gold has a number of prospects in the Siskiyou National Forest, in Josephine County Oregon.  These prospects cover approximately 280 acres of placer deposits in one area and another 37 acres in a second, almost contiguous area.  The property is accessible from a gravel road that connects with a local paved road.  Maintenance of the gravel road is moderate.  In some places a stream must be forded for access.  Generally, there is ample water from the perennial stream bordering the prospects available for exploratory and later implementation of the business plan.  Water use is subject to meeting permitting requirements.  Power will be available through generators brought to and operated onsite.

Oregon Gold currently owns the Defiance Mine and additional claims in Josephine County, Oregon.  The company operated the Defiance Mine during the summer and fall of 2004. Mining activity concluded for the winter at the end of November 2004.

In June of 2005 the company conducted a testing program on the Bear Bench claims. The testing confirmed gold presence and indicates future testing is warranted. Currently the company is focusing on its operations in Nevada at the Black Rock Canyon Mine.

In 2005, Pacific Gold completed a merger between Grants Pass Gold, Inc. and Oregon Gold, Inc. with Oregon Gold being the surviving entity. The company undertook this exercise in order to consolidate its operations in the region.

Fernley Gold, Inc.

Fernley Gold, Inc. entered into a lease agreement in 2004 for the right to mine the property and claims known as Butcher Boy and Teddy.  The property and claims are located 34 miles east of Reno, Nevada, just off highway I-80.  The area known for placer gold mineralizations, and commonly referred to as the Olinghouse Placers, has a rich mining history.  The company has completed a sampling program to confirm reported grades by a previous property owner.

Pilot Mountain Resources Inc.

In August 2005, Pacific Gold established a new subsidiary called Pilot Mountain Resources Inc. Pilot Mountain acquired Project W.  Project W is primarily a tungsten project located in Mineral County, Nevada. Elevated tungsten values occur throughout the area, and there are known mineral resources within the claim area. The property is located approximately 21 miles east of the town of Mina with access through an all-weather, county-maintained gravel road and a network of further trails. Mina is 168 miles south-east of Reno on Route 95. The claims are located at an average elevation of 6,500 feet.

Resource calculations from a feasibility study completed by Kaiser Engineers place the size of Project W at 9,061,600 tons, grading 0.386% Tungsten Tri-oxide (WO3) of combined proven, probable and possible ore, or approximately 35,000 tons of WO3.

The terms of the acquisition of Project W call for Pilot Mountain Resources Inc. to pay to Platoro West a 2% gross royalty on all mineral sales from Project W. In addition to the claims, Pilot Mountain Resources Inc. received copies of previously prepared working documents and reports regarding Project W.

Overview

Project W is primarily a tungsten project located in Mineral County, Nevada.  Elevated tungsten values occur throughout this area, and there are known mineral resources within the claim area.  The claims are located at an average elevation of 6,500 feet.

The property is located approximately 21 miles east of the town of Mina with access through an all-weather, county-maintained gravel road and a network of further trails.  Mina is 168 miles southeast of Reno on Route 95.

The company has claims within the project area covering approximately 600 acres.

History

Project W encompasses three distinct occurrences of tungsten mineralization – Desert Scheelite, Gunmetal and Garnet.  During the 1970s and early 1980s, diamond drilling conducted by both the Duval Corporation and Union Carbide Corporation resulted in these three principal areas being delineated.  Reports addressing the occurrences of tungsten mineralization and estimates of resources of Project W have been written by personnel of Duval Corporation, Union Carbide Corporation and independent consultants including Kaiser Engineers, Inc. and David S. Robertson and Associates.  Pilot Mountain Resources Inc. has access to these reports through its agreement with Platoro West Incorporated.

In 1981, the project was the subject of a feasibility study undertaken by Kaiser Engineers Inc.  While the study concluded that a combination of open-pit and underground mining would return an acceptable profit, the tungsten market collapsed shortly thereafter and the project remained idle until the demise of the Metals and Mining Division of Union Carbide during the late 1980s.

Geology

The tungsten ore occurs principally in the form of the mineral scheelite within garnetiferous tactites adjacent to contacts of quartz monzonite and granodiorite intrusions.  The tactites are genetically related to the intrusives and are products of metasomatically altered carbonate rocks of the upper Luning Formation which locally contain potentially important amounts of sphalerite, chalcopyrite, molybdenite and argentiferous galena.

Project W is composed essentially of layered rocks of the Permian to Lower Jurassic ages which have a combined maximum thickness of over 20,000 feet.  The oldest unit exposed on the property is the Mina Formation which consists principally of chert, sandy argillite and a number of tuffaceous units which are exposed as high, jagged cliffs to the south of the Desert Scheelite tungsten occurrence across a prominent fault scarp.  The Mina Formation is overlain by the Luning Formation, the host unit for the tungsten mineralization on the property.  The Luning Formation is made up of three, equally thick members with a collective thickness of approximately 8,000 feet.  The upper member consists predominantly of limestone and to a much lesser extent, fine grained clastic sediments. The middle member is composed of a uniform sequence of conglomerates, quartzites and mudstones and the lower member consists of carbonate and clastic sediments.  Most of the known tungsten occurrences and deposits on the property are confined to the upper member of the Luning Formation.

The tactites, metasomatic replacement bodies which host the tungsten occurrences on the property, are stratigraphically controlled and generally are proximal to quartz monzonite and/or granodiorite intrusives.  Two groups of tactites are recognized: a dark-colored, iron-rich, brown garnet group, which hosts most of the tungsten mineralization, and a light-colored, low-iron group which contains tan-colored garnets.  The tactites generally occur in a number of parallel horizons.  Scheelite is the only significant tungsten-bearing mineral on the property.  It is yellow in color and can contain minor amounts of molybdenum.

Regulation

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities.  These include the United States Environmental Protection Agency and the Bureau of Land Management as well as the various state environmental protection agencies.  The regulations address many environmental issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal and use of toxic substances.  In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation.  Many of the regulations require permits or licenses to be obtained and the filing of Notices of Intent and Plans of Operations, the absence of which or inability to obtain will adversely affect the ability for us to conduct our exploration, development and operation activities.  The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

We must comply with the annual staking and patent maintenance requirements of the States of Nevada and Oregon and the United States Bureau of Land Management.  We must also comply with the filing requirements of our proposed exploration and development, including Notices of Intent and Plans of Operations.  In connection with our exploration and assessment activities, we have pursued necessary permits where exemptions have not been available although, to date, most of these activities have been done under various exemptions.  We will need to file for water use and other extractive-related permits in the future.

Competition

We expect to compete with many mining and exploration companies in identifying and acquiring claims with gold mineralization. We believe that most of our competitors have greater resources than us. We also expect to compete for qualified geological and environmental experts to assist us in our exploration of mining prospects, as well as any other consultants, employees and equipment that we may require in order to conduct our operations. We cannot give any assurances that we will be able to compete without adequate financial resources.

Management

Our directors and executive officers are as follows:

Name	Age	Position

Robert Landau	35	Chief Executive Officer and Director
Mitchell Geisler	36	Chief Operating Officer, Treasurer, Secretary and Director
Jacquelyn Glazer	34	Chief Financial Officer

Mr. Robert Landau has been the chief executive officer and director of the company since April 2005.  He has been the president and director of ZDG Investments Limited since May 1999.  Mr. Landau’s experience includes the founding and financing of development stage businesses.  Previously, he was an Actuarial Consultant with a large multi-national consulting firm.  He has a Bachelor of Commerce – Actuarial Science and Finance degree from the University of Toronto in Toronto, Ontario, Canada.

Mr. Mitchell Geisler was the president and chairman of the board from January 2001 to April 2005 when he became the chief operating officer upon the appointment of Mr. Landau as chief executive officer.  Mr. Geisler has been the treasurer, secretary and director of the company since October 2002.  Mr. Geisler has more than 15 years of experience in the hospitality and services industry.  From 1998 to 2001, Mr. Geisler was president and operator of the Toronto-based 52 Restaurants Inc.  Mr. Geisler is a graduate of Toronto’s York University in Toronto, and also studied at the University of Tel Aviv.  Mr. Geisler, until June 2003, was a director and president and treasurer of GL Energy and Exploration, Inc., a development stage company engaged in the mineral exploration business.

Ms. Jacquelyn Glazer was appointed the chief financial officer of the company in May 2005.  She is a member of the Chartered Accountants of Ontario and British Columbia and has previously held positions with consulting firms in the business risk, internal audit and corporate restructuring sectors.  From September 2004 to May 2005, Ms. Glazer was with Protiviti Inc. as a Manager of Business Risk and Internal Audit.  From January 2001 to September 2004, Ms. Glazer was an Associate in the Insolvency and Business Restructuring group of RSM Richter Inc.

During the last five years, no officers or directors have been involved in any legal proceedings, bankruptcy proceedings, criminal proceedings or violated any federal or state securities or commodities laws or engaged in any activity that would limit their involvement in any type of business, securities or banking activities.

Directors

Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified.  Directors do not receive any compensation for their services at this time. In the future, if Pacific Gold has non-employee directors, it expects it will provide a compensation package primarily based on stock options and reimbursement for direct expenses.

Committees of the Board of Directors

The board of directors of Pacific Gold has no committees.  In the future, it may establish audit and compensation committees.

Independence of Directors

Our common stock is traded on the over-the-counter bulletin board.  Therefore, the company is not required to have independent members of the board of directors.  Mr. Landau and Mr. Geisler are not independent directors, as they are employees of the company.

Certain Relationships and Related Transactions

As of December 31, 2006, the company had outstanding indebtedness totaling $1,463,346, including accrued interest, due to ZDG Investments Limited, which owns 5,000 shares and is related to ZDG Holdings Inc..  There are two notes. The first is a secured note in the amount of $195,000 plus accrued interest due on August 27, 2007. The second note is for $1,200,000 and is unsecured, bearing 10% simple interest and due June 30, 2008. ZDG Investments has agreed to receive no repayment on the current notes, unless from cash flow generated by the company, until the Series D convertible debentures are retired.  The proceeds were used in the business operations.

Limitation on Directors’ Liabilities

The bylaws of Pacific Gold provide for full indemnification of its directors and officers under Nevada law.  Nevada law provides that a corporation may indemnify any person who is a party to a suit or action or threatened to be made a party to a suit or action, unless the action is by the corporation or is a derivative action on behalf of the corporation when the suit or action is based on his actions on behalf of the corporation or is based on his actions taken at the request of the corporation, and the actions were taken in good faith for the best interests of the corporation.  Indemnification will include expenses, attorney fees, judgments, fines and settlement amounts.  Where a director or officer is successful on the merits of any suit or action brought against him by reason of his actions for or on behalf of the corporation, he shall be fully indemnified.  Pacific Gold may advance expenses in connection with a suit or action against its directors and officers if approved by the stockholders or directors who are not part of the action.  Pacific Gold may obtain insurance for any of the indemnification obligations or may provide other financial arrangements such as establishment of a trust fund or program of self insurance.

Executive Compensation

The following table reflects compensation paid to our officers and directors for the fiscal years ended December 31, 2004, 2005 and 2006.

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1) ($)	BONUS ($)	STOCK AWARDS (2) ($)	OPTION AWARDS ($)	TOTAL COMPENSATION ($)

Robert Landau	2006	$13,531	$0	$349,000	$21,300	$383,831
CEO & Director	2005	$5,740	$0	$196,000	$18,755	$220,495

Mitchell Geisler	2006	$63,586	$9,999	$277,900	$17,750	$369,235
COO & Director	2005	$45,011	$5,000	$117,000	$15,629	$182,640
	2004	$36,000	$0	$0	$0	$36,000

Jacquelyn Glazer, CFO	2006	$68,269	$0	$25,000	$17,750	$110,019
	2005	$41,379	$0	$25,000	$15,629	$82,008

______________

(1)

Amounts noted are actual amounts paid in 2006.  Annual compensation, per employment agreements, is as follows:

	2006	2005
Robert Landau	$12,000	$96,000
Mitchell Geisler	$66,000	$72,000
Jacquelyn Glazer	$79,000	$76,000

(2)

Amounts noted are total share amounts issued in 2005 and 2006, including salary and bonus paid in shares. Annual bonus compensation paid in shares for 2005 and 2006, was as follows:

	2006	2005
Robert Landau	$252,000	$150,000
Mitchell Geisler	$252,000	$105,000
Jacquelyn Glazer	$25,000	$25,000

Grants of Plan Based Awards

Name	Grant Date	Number of Securities Underlying Options Granted	Exercise or Base Price ($/sh)
Robert Landau, CEO	12/31/2005	75,000	$0.30
Robert Landau, CEO	6/30/2006	75,000	$0.30
Robert Landau, CEO	12/31/2006	75,000	$0.30
Mitch Geisler, COO	12/31/2005	62,500	$0.30
Mitch Geisler, COO	6/30/2006	62,500	$0.30
Mitch Geisler, COO	12/31/2006	62,500	$0.30
Jacquelyn Glazer, CFO	12/31/2005	62,500	$0.30
Jacquelyn Glazer, CFO	6/30/2006	62,500	$0.30
Jacquelyn Glazer, CFO	12/31/2006	62,500	$0.30

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

The company has three executive officers, two of whom are the company’s directors.  The board of directors fulfills the functions of a separate compensation committee as a result of its size and overlap of persons, and decisions by the board of directors are made in conjunction with the human resources director.  The board of directors generally initiates and approves the compensation decisions at the executive level, and at the employee level the human resources director initiates the compensation decisions with the approval of management but where necessary with the board of directors involvement.  Annual bonuses for executives are determined by the board of directors.

The goal of the compensation program is to adequately reward the efforts and achievements of executive officers for the management of the company.  The company has no pension plan and no deferred compensation arrangements.  The company has not used a compensation consultant in any capacity.

Each of the three executive officers of the company has an employment agreement that outlines salary and benefit arrangements. The three agreements have similar terms which include but are not limited to; base salaries of cash and company stock, option grants, four weeks annual vacation and 50% paid medical benefits. Each of the officers is subject to confidentiality provisions. The agreements allow for the employee to terminate on 30 days notice to the company, and the company may terminate the employee subject to paying three months severance.  The agreements are reviewed on an annual basis.

Compensation of Directors

Persons who are directors and employees are not additionally compensated for their services as a director.  There is no plan in place for compensation of persons who are directors who are not employees, but it is expected that in the future we will create a remuneration and expense reimbursement plan. It is anticipated that such a plan primarily would be based on stock options.

Employee Benefit Plans

On October 3, 2002, a stockholder owning more than a majority of the company’s common stock executed and delivered a written consent approving the 2002 Performance Equity Plan originally authorizing up to 3,000,000 shares of common stock for structuring compensation arrangements and to provide an equity incentive for employees and others who are awarded shares under the 2002 Plan. None of the awards as provided under the 2002 Plan are allocated to any particular person or class of persons among those eligible to receive awards. We have issued or allocated awards for an aggregate of  2,918,713 shares of common stock for awards under this plan through December 21, 2006, and there are remaining 81,287 shares of common stock available for future awards.

On December 28, 2005, the company received consents from stockholders, representing a majority of the shares entitled to vote, approving the 2006 Performance Equity Plan originally authorizing up to 10,000,000 shares of common stock for awards.  The company filed with the SEC and distributed on January 10, 2006 an Information Statement to the stockholders who had not given their consent in accordance with state and federal law.  We have issued or allocated awards for an aggregate of 5,789,121 shares of common stock for awards under this plan through December 21, 2006, and there are remaining 4,210,879 shares of common stock available for future awards.

On June 20, 2007, the stockholders approved the 2007 Performance Equity Plan which provides for the issuance under awards of 20,000,000 shares of common stock.  No awards have been issued under the 2007 Performance Equity Plan as of the date hereof.

The three plans are administered by the board of directors. The awards that may be granted include incentive and non-incentive options, stock appreciation rights, restricted stock, deferred stock and other stock based grants. The board of directors, at the time of an award determines the type of award, exercise price, vesting schedule and expiration date.  Incentive options may be granted only to employees, otherwise, awards may be granted to officers, directors, employees, and consultants. The plan provides for acceleration of vesting of outstanding awards in the event of a non-approved acquisition of more than 50% of the combined voting power of the company.

Principal Stockholders

The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class(2)
Robert Landau(3)	17,318,566	24.5%
Mitchell Geisler(4)	2,005,505	3.0%
ZDG Holdings Inc. (5)	16,605,000	*
Jackie Glazer(6)	371,848	*
Crescent International Limited(7)	9,483,333	7.71%
All directors and executive officers as a group (three persons) (8)	19,695,919	27.9%

____________________________________

*

Less than 1%.

(1)

Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them, subject to community property laws, where applicable.

(2)

There are 70,669,461 shares of common stock currently issued and outstanding.  Each person beneficially owns a percentage of our outstanding common shares which such person has the right to vote or dispose and can acquire within 60 days of the date hereof, 2007 upon the exercise or conversion of options, warrants or convertible securities.

(3)

Includes 713,566 shares held of record by Mr. Landau.  Includes 300,000 shares subject to currently vested options held by Mr. Landau.  Includes 16,600,000 shares of common stock held by ZDG Holdings Inc. and 5,000 shares of common stock held by ZDG Investments over which Mr. Landau has voting and dispositive control, although he disclaims pecuniary interest in a portion of the shares held by those entities.  Mr. Robert Landau’s business address is 157 Adelaide Street West, Suite 508, Toronto, Ontario, Canada M5H 4E7.

(4)

Includes 250,000 shares subject to currently vested options.  The business address of Mr. Geisler is 157 Adelaide Street West, Suite 508, Toronto, Ontario, Canada M5H 4E7.

(5)

The business address of ZDG Holdings Inc. is 477 Richmond Street West, #301, Toronto, Ontario, M5V 3E7.  Mr. Robert Landau, the chief executive officer of the company, is also the president of ZDG Holdings Inc. and has voting and dispositive control over their shares of common stock.

(6)

Includes 250,000 shares subject to currently vested options.  Includes 2,800 shares owned by her husband.

(7)

Based on (i) $1,032,000 in principal amount of original issue discount debentures convertible at $.18 and 800,000 exercisable warrants up to a maximum of 4.99% of the companies outstanding shares of common stock and (ii) $450,000 in principal amount of original issue discount debentures convertible at $.18 and 450,000 exercisable warrants up to a maximum of 9.99% of the companies outstanding shares of common stock.

(8)

See Notes 3, 4 and 6, above.

Description of Securities

Common Stock

Our certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock, par value $.001 per share.  There are 70,699,461 shares issued and outstanding as of the date of this prospectus.

Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends.  Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock.  The holders of common stock have one vote per share on each matter to be voted on by stockholders and are not entitled to vote cumulatively.  Holders of common stock have no preemptive rights.  All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Preferred Stock

Pacific Gold is authorized to issue up to 5,000,000 shares of preferred stock, $.001 par value.  There are no shares of preferred stock issued and outstanding as of the date of this prospectus.

The preferred stock may be characterized as "blank check" stock.  This means that the board of directors, without any action by the stockholders of common stock, has the right, from time to time, to designate some or all of the preferred stock into one or more series, and fix for each series the number of shares, full or limited voting powers, and the designations, preferences, participating, optional and other special rights, and the qualifications, limitations or restrictions of the various aspects of a series.  Because of this ability of the board of directors, the preferred stock may be issued quickly and contain provisions that may have an anti-takeover effect, which may not be in some or all of the interests of subordinate preferred stock and common stockholders.  In addition, because the board of directors may create convertible and paid-in-kind features for a series of preferred stock, if these features use common stock, Pacific Gold may become committed to issue additional common stock from time to time. Any commitment for additional common stock to be issued or actually issued pursuant to the terms of any series of preferred stock may have various results including: (i) an absolute dilutive effect on the current stockholders percentage ownership of the then outstanding common stock and depending on the amount paid for the issued series of preferred stock and payable on conversion, if any amount is to be paid, a financial dilutive effect on previously issued equity securities of the company, including the common stock, (ii) the potential issuance may cause "overhang" issues and impair the marketability or price of the common stock in any public market on which the common stock may be traded, or (iii) may require the company to issue additional common stock at time that is inopportune for Pacific Gold or its  stockholders. The preferred stock does not have any pre-emptive rights.

Original Discount Convertible Debentures Issued April 2006

Pacific Gold issued original discount convertible debentures on April 12, 2006, in the aggregate principal amount of $6,100,000, with a maturity date of April 12, 2009.  The company received an aggregate of $3,812,500 after deduction of the interest discount.  Pacific Gold paid approximately $305,000 to HPC Capital Management as a cash commission and issued a warrant to purchase up to 300,000 shares of common stock on the same terms as the investors.  The imputed interest rate on the April 2006 debentures is 10%.  All the debentures are unsecured.  They originally converted into common stock at the rate of $1.00 per share, which has been adjusted to a current rate of $0.18, at any time, subject to certain limitations.  The principal limitation is that the amount converted at any one time may not result in shares exceeding 4.99% of the outstanding common stock immediately after the conversion.  If the company fails to deliver the certificates on conversion in a timely manner, it will pay liquidated damages and be liable for by-ins imposed on the holder.  The conversion rate is subject to adjustment for stock dividends, stock splits, subsequent equity sales at less than the defined base conversion rate and corporate reorganization events.  The debentures may not be prepaid unless consent is received from the holders and there is paid a premium of 30% of the amount being repaid.  On February 26, 2007, the company repurchased $2,700,000 of these debentures from the investors for $540,000, and after repayment of principal by conversions currently there is $1,132,000 in principal amount outstanding as of October 5, 2007.

Common Stock Purchase Warrants Issued April 2006

In connection with the issuance of the April 2006 debentures, Pacific Gold issued to the holders of the convertible debentures an aggregate 6,100,000 common stock purchase warrants.  Subsequently, warrants to purchase 4,500,000 shares of common stock were transferred to a third party in connection with the February 2007 debt financing.  Pacific Gold also issued warrants to HPC Capital Management to acquire up to 300,000 shares of common stock.  The warrants originally were exercisable at $0.30 per share and currently are exercisable at $0.18 until April 12, 2009.  If the warrants are not exercised by the expiration date, they will convert into common stock on a cashless basis based on a market formula.  The warrants may not be exercised in an amount that results in the holder having more than 4.99% of the outstanding common stock immediately after the exercise. If the company fails to deliver the certificates on exercise in a timely manner, it will pay liquidated damages and be liable for by-ins imposed on the holder. The exercise price is subject to adjustment for stock dividends, stock splits, subsequent equity sales at less than the defined base exercise price and corporate reorganization events.

Convertible Debentures Issued February 2007

Pacific Gold agreed to issue an aggregate principal amount of $2,440,000 of convertible debentures by agreement entered into with Yorkville on February 26, 2007.  The debentures are due February 26, 2009, and bear interest at the annual rate of 10%.  The debentures and related obligations of the company under the financing documentation are secured by all the assets of Pacific Gold and its subsidiaries.  The company commenced paying the principal on July 1, 2007 through the issuance of common stock and on each month thereafter, subject to the right of the debenture holder to defer receipt of a prepayment installment.  The company has the right to pay the installments and any interest amounts due with shares of common upon due notice provided the common stock is registered for sale and the stock is trading on the OTCBB or other exchange, among other conditions.  The company can also redeem the principal amount from time to time if the same conditions are met.  The conversion rate for the company for a payment in shares or upon redemption is the lower of $0.18 and 80% of the average of the two lowest volume weighted average prices of the common stock during the 10 consecutive trading days before the conversion date subject to a maximum number of shares based on trading volume. The holder also has the right to convert the principal from time to time at a conversion rate of $.18.  The conversion rate is subject to adjustment for stock splits, stock combinations and similar corporate events.  If the company fails to deliver certificates on conversion in a timely manner, it will be responsible for damages to the investor. As of November 1, there was approximately $1,599,000 principal due.

Common Stock Purchase Warrants Issued February 2007

In connection with the issuance of the debentures, Pacific Gold issued to Yorkville a warrant to purchase in the aggregate 6,000,000 common stock purchase warrants.  The warrants originally were exercisable at $0.216, and currently are exercisable at $0.18, until February 26, 2012.  If the company fails to deliver the certificates on exercise in a timely manner, it will pay damages to the investor.  The exercise price is subject to adjustment for stock dividends, stock splits, subsequent equity sales at less than the defined base exercise price and corporate reorganization events.  The warrants provide for a cashless exercise provision if there is no effective registration statement for the sale of the shares for the shares to be issued on exercise and the company is not otherwise in default in its obligations to Yorkville.

Original Discount Convertible Debentures Issued October 2007

Pacific Gold issued an original discount convertible debenture on October 5, 2007, in the aggregate principal amount of $450,000, with a maturity date of October 5, 2010.  The company received an aggregate of $300,000 after deduction of the interest discount.  The imputed simple interest rate on the October 2007 debenture is 16.7%.  The debenture is unsecured.  It converts into common stock at the rate of $0.18 per share, at any time, subject to certain limitations.  The principal limitation is that the amount converted at any one time may not result in shares exceeding 9.99% of the outstanding common stock immediately after the conversion.  If the company fails to deliver the certificates on conversion in a timely manner, it will pay liquidated damages and be liable for by-ins imposed on the holder.  The conversion rate is subject to adjustment for stock dividends, stock splits, subsequent equity sales at less than the defined base conversion rate and corporate reorganization events.  The debentures may not be prepaid unless consent is received from the holder and there is paid a premium of 30% of the amount being repaid.

Common Stock Purchase Warrants Issued October 2007

In connection with the issuance of the debenture in October 2007, Pacific Gold issued to the holder of the convertible debenture a common stock purchase warrant to purchase up to 450,000 shares.  The warrant is exercisable at $0.18 per share until October 5, 2010.  If the warrant is not exercised by the expiration date, it will convert into common stock on a cashless basis based on a market formula. The warrant may not be exercised in an amount that results in the holder having more than 9.99% of the outstanding common stock immediately after the exercise. If the company fails to deliver the certificates on exercise in a timely manner, it will pay liquidated damages and be liable for by-ins imposed on the holder. The exercise price is subject to adjustment for stock dividends, stock splits, subsequent equity sales at less than the defined base exercise price and corporate reorganization events.

Transfer Agent

The transfer agent and registrar for the common stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey, 07716.

Selling Stockholder

The shares of common stock being offered by the selling stockholder are issuable upon conversion of the convertible debentures and upon exercise of the warrants.  For additional information regarding the issuance of those convertible notes and warrants, see “Private Placement of Convertible Debentures and Warrants” below.  Pacific Gold is registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time.  Except as otherwise noted and except for the ownership of the convertible debentures and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholder has not had any material relationship with the company within the past three years.

Private Placement of Convertible Debentures and Warrants

On February 26, 2007, Pacific Gold entered into a Securities Purchase Agreement with the selling stockholder to sell secured convertible debentures and common stock purchase warrants.  The principal amount of the Debentures is $2,440,000 and the warrants permit the holder to acquire up to 6,000,000 shares of common stock.  The company paid a commitment fee of $244,000 equal to 10% of the amount borrowed and a one-time structuring fee of $30,000 to Yorkville Advisors LLC., the manager of the selling stockholder.  The funds raised were used to extinguish the outstanding indebtedness of the company issued in 2006 upon payment of $540,000, other fees of the transaction and working capital.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder.  The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the convertible debentures and warrants, as of November 19, 2007, assuming conversion of all convertible debentures and exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on conversions or exercise.

The fifth column lists the shares of common stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of at least 25,000,000 of the conversion shares issuable pursuant to the convertible debentures and/or the warrant shares issuable pursuant to the warrants.  Because the conversion price of the convertible debentures and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the convertible debentures and the warrants, a selling stockholder may not convert the convertible debentures or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible debentures which have not been converted and upon exercise of the warrants which have not been exercised.  The number of shares in the second column does not reflect this limitation.  The selling stockholder may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

	Prior to Offering			After Offering
	Maximum Number of Shares that may be Beneficially Owned	Percentage Of Class	Maximum Number or Shares that may be Sold	Number of Shares Beneficially Owned	Percentage Of Class
YA Global Investments, L.P. (1)	20,103,980(2)	4.99%(3)	20,103,980	-0-	4.99(3)

_____________________________

(1)

YA Global Investments, L.P., otherwise known as Yorkville herein, is a Cayman Island limited partnership. Yorkville is managed by Yorkville Advisors, LLC.  Investment decisions for Yorkville Advisors, LLC are made by Mark Angelo, its portfolio manager.

(2)

Based on $1,728,716.44 in principal amount of convertible debentures outstanding convertible at $.18 and warrants to purchase 10,500,000 shares of common stock.

(3)

The convertible debentures and warrants may only be exercised up to an amount that would cause the holder to have 4.99% of the outstanding common stock at any one time.

Plan of Distribution

The selling stockholder of the common stock offered for sale hereunder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on the over-the-counter bulletin board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and sale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus;

•

broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the sale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The company is required to pay certain fees and expenses incurred by the company incident to the registration of the shares.  We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholder without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution.  In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person.  We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Changes in Pacific Gold’s Certifying Accountant

On September 8, 2005, Pacific Gold dismissed Malone & Bailey, PC, as its independent certified public accountants.  The decision was approved by the board of directors of the company.

The report of Malone & Bailey, PC, dated March 23, 2005, on the company’s consolidated financial statements for the fiscal year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion.  During the company’s fiscal year ended December 31, 2004 and any subsequent interim period preceding the termination, there were no disagreements with Malone & Bailey, PC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Malone & Bailey PC would have caused Malone & Bailey, PC to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

The company requested that Malone & Bailey, PC furnish it with a letter addressed to the SEC stating whether or not it agrees with the company’s statements in this Item 4.01(a).  A copy of the letter furnished by Malone & Bailey, PC in response to that request, dated September 12, 2005, is filed as Exhibit 16.1 to the Form 8-K reporting the change.

On September 8, 2005, Mantyla McReynolds LLC was engaged as the company’s new independent certified accountants.  During the two most recent fiscal years and the interim period preceding the engagement of Mantyla McReynolds LLC, the company has not consulted with Mantyla McReynolds LLC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements; or (ii) any matter that was either the subject of a disagreement or event identified in paragraph (a)(1)(iv) of Item 304 of Regulation  S-B.

Legal Matters

Golenbock Eiseman Assor Bell & Peskoe LLP will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

Experts

Our audited financial statements for the period ended December 31, 2006 and 2005 have been included in the registration statement in reliance upon the report of Mantyla McReynolds, LLC, independent registered public accountants appearing in this registration statement, and upon the authority of that firm as experts in accounting and auditing.

Where You Can Find Additional Information

We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus.  This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC.  For further information, please see the registration statement and accompanying exhibits.  Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions.  The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC’s principal office at 100 F. Street, N.E., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC.  Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC’s website,.

MantylaMcREYNOLDS, LLC

The CPA.  Never Underestimate The Value.SM

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Pacific Gold Corp.

We have audited the accompanying consolidated balance sheet of Pacific Gold Corp. as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Gold Corp. as of December 31, 2006 and the results of operations and cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Pacific Gold Corp. will continue as a going concern.  As discussed in Note 14 to the financial statements, the Company has accumulated losses and negative cash flow from operations and a deficit in working capital.  These issues raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 14.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

March 15, 2007

5872 South 900 East, Suite 250●Salt Lake City, Utah 84121●(801) 269-1818●Fax (801) 266-3481

Pacific Gold Corp.
Consolidated Balance Sheet
December 31, 2006

ASSETS
Current Assets:
Cash	$86,853
Restricted Cash	87,505
Accounts Receivable, net-Note 1	407
Inventory-Note 1	26,251
Prepaid Expenses	52,026
Total Current Assets	253,042

Property and Equipment:
Proved Development
Acquisition and Development Costs	371,043
Less: Accumulated Depletion	(300)
Probable Undeveloped	10,000
Equipment	3,817,767
Less: Accumulated Depreciation	(637,173)
Building	810,936
Less: Accumulated Depreciation	(89,806)
Water Rights and Wells	90,000
Land	13,670
Total Property and Equipment, net-Note 2	4,386,137

Other Assets:
Deposits	62,792
Reclamation Bond	208,719
Total Other Assets	271,511
TOTAL ASSETS	$4,910,690

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts Payable	$661,721
Accrued Expenses	608,375
Accrued Interest	68,346
Notes Payable - Shareholder-Note 3	1,395,000
Total Current Liabilities	2,733,442

Long Term Liabilities:
Convertible Debenture-Note 5	2,210,883
Total Liabilities	4,944,325

Stockholders' Deficit: Note 6
Preferred Stock - $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	-
Common Stock - $0.001 par value; 200,000,000 shares authorized, 55,671,797 shares issued and outstanding	55,672
Additional Paid-in Capital	15,052,666
Retained Deficit	(15,141,973)
Total Stockholders' Deficit	(33,635)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,910,690

See accompanying summary of accounting policies and notes to financial statements.

Pacific Gold Corp.
Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005

	2006	2005
Revenue:
Revenue - Mineral Sales	$85,522	$-
Production Costs	462,814	-
Gross Margin	(377,292)	-

Operating Expenses:
Mineral Rights Expense	26,387	16,450
General and Administrative	2,881,723	1,727,389
Depreciation	687,791	231,519
(Gain)/Loss on Sale of Assets	110,642	5,544
Asset Write Down	250,104	21,583
Total Operating Expenses	3,956,647	2,002,485

Net Loss from Operations	(4,333,939)	(2,002,485)

Other Income and Expenses:

Interest Income	3,963	4,153
Other Income	-	8,070
Interest Expense	(4,505,735)	(3,025,901)
Total Other Income/Expenses	(4,501,772)	(3,013,677)

Loss before income taxes	(8,835,711)	(5,016,162)
Provision for income taxes-Note	-	-

Net Loss	$(8,835,711)	$(5,016,162)

Basic and Diluted Loss per Share	$(0.17)	$(0.17)

Weighted Average Shares Outstanding:
Basic and Diluted	51,262,387	28,687,715

See accompanying summary of accounting policies and notes to financial statements.

Pacific Gold Corp.
Consolidated Statements of Stockholders' Equity/(Deficit)
For the Years ended December 31, 2006 and 2005

			Additional
	Common Stock		paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2004	21,888,167	$21,888	$78,718	$(1,290,100)	$(1,189,494)
Issuance of common stock for cash	2,000,000	2,000	598,000		600,000
Issuance of convertible note Series A			2,666,086		2,666,086
Conversion of note payable	8,200,000	8,200	2,451,800		2,460,000
Issuance of common stock for services	1,555,682	1,556	542,281		543,837
Issuance of convertible note Series B			1,088,990		1,088,990
Net loss				(5,016,162)	(5,016,162)
Balance, December 31, 2005	33,643,849	33,644	7,425,875	(6,306,262)	1,153,257

Issuance of convertible note Series A Warrants	3,333,333	3,333	30,000	-	33,333
Issuance of convertible note Series B Warrants	4,000,000	4,000	396,000	-	400,000
Issuance of common stock for services	3,261,282	3,261	1,070,654	-	1,073,915
Conversion of Series A note	5,133,333	5,133	1,534,867	-	1,540,000
Conversion of Series B note	5,000,000	5,000	1,495,000	-	1,500,000
Stock option expense			71,000	-	71,000
Issuance of Series C note			1,730,570	-	1,730,570
Conversion of Series C note	1,300,000	1,300	1,298,700	-	1,300,000
Net loss				(8,835,711)	(8,835,711)

Balance, December 31, 2006	55,671,797	$55,672	$15,052,666	$(15,141,973)	$(33,635)

See accompanying summary of accounting policies and notes to financial statements.

Pacific Gold Corp.
Consolidated Statements of Cash Flows
For the years ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Losses	$(8,835,711)	$(5,016,162)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities:
Depreciation and Depletion	687,791	231,549
Non-cash Portion of Interest Paid on Convertible Debt	4,363,596	2,870,358
(Gain)/Loss on Sale of Equipment	110,642	5,544
Write-down of Equipment	-	21,583
Common Stock Issued for Services	1,073,915	153,470
Stock Option Expense	71,000	-
Changes in:
Accounts Receivable	57,921	(58,327)
Inventory	(26,251)	-
Prepaid Expenses	(52,026)	3,000
Deposits	37,894	(100,686)
Accounts Payable	631,137	516,096
Accrued Interest	28,499	(69,131)
NET CASH (USED) BY OPERATING ACTIVITIES	(1,851,594)	(1,442,706)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and Development of Property and Equipment	$(2,813,532)	$(2,100,209)
Investment in Reclamation Bond	(19,500)	(189,218)
Proceeds from Sale of Equipment	453,445	85,802
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(2,379,587)	(2,203,625)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Notes Payable	$-	$(70,000)
Proceeds from Notes Payable	3,507,500	3,755,076
Proceeds from Exercise of Warrants	433,333	-
Proceeds from Stockholder Notes	195,000	(2,706)
Payments on Stockholder Notes	(372,308)	-
Proceeds from Sale of Common Stock	-	600,000
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	3,763,525	4,282,370

NET CHANGE IN CASH AND CASH EQUIVALENTS	(467,656)	636,039

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	642,014	5,975

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$174,358	$642,014

Cash paid during the year for:
Interest	142,139	155,544
Income Taxes	-	-

Non-cash financing and investing activities:
Purchase of equipment by issuing common stock	$362,909	$390,367
Purchase of equipment from shareholder through notes payable	150,000	-
Conversion of Notes Payable	4,340,000	2,460,000

 See accompanying summary of accounting policies and notes to financial statements.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Pacific Gold Corp. (“Pacific Gold”) was originally incorporated in Nevada on December 31, 1996 under the name of Demand Financial International, Ltd.  On October 3, 2002, Demand Financial International, Ltd. changed its name to Blue Fish Entertainment, Inc.  On August 5, 2003, the name was changed to Pacific Gold Corp.  Pacific Gold is engaged in the identification, acquisition, exploration and mining of prospects believed to have gold mineralization.  Pacific Gold through its subsidiaries currently owns claims, property and leases in Nevada, Oregon and Colorado. Its Defiance Mine property in Oregon began producing gold in commercial quantities in mid-2004; its Black Rock Canyon Mine in Nevada began producing gold in commercial quantities in the third quarter of 2006.

The accompanying consolidated financial statements include all of the accounts of Pacific Gold Corp. and its wholly-owned subsidiaries, Oregon Gold, Inc., Nevada Rae Gold, Inc., Fernley Gold, Inc., Pilot Mountain Resources, Inc. and Pacific Metals Corp.  All significant inter-company accounts and transactions have been eliminated.

Use of Estimates.  In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses.  Actual results could differ from those estimates.

Cash and Cash Equivalents.  For purposes of the statement of cash flows, Pacific Gold considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  The Company has cash in excess of FDIC federally insured limits in the amount of $74,358 as of December 31, 2006.

Revenue Recognition.  Pacific Gold recognizes revenue from the sale of gold when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collection is reasonably assured, which is determined when it ships gold to the refinery.

Accounts Receivable/Bad Debt.   The allowance for doubtful accounts is maintained at a level sufficient to provide for estimated credit losses based on evaluating known and inherent risks in the receivables portfolio.  Management evaluates various factors including expected losses and economic conditions to predict the estimated realization on outstanding receivables.  As of December 31, 2006, there was no allowance for bad debts.

Inventories.  Inventories are stated at the lower of average cost or net realizable value.  Costs included are limited to those directly related to mining. There was inventory as of December 31, 2006 of $26,251 consisting of metals inventory, stockpile ore and parts.

The major classes of inventories as of December 31, 2006 were:

Finished Goods	$1,436
Stockpile Ore	17,036
Materials and Supplies	7,779
Total	$26,251

Property and Equipment. Property and equipment are valued at cost.  Additions are capitalized and maintenance and repairs are charged to expense as incurred.  Gains and losses on dispositions of equipment are reflected in operations.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 2 to 10 years.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Long-Lived Assets.  Pacific Gold reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Pacific Gold assesses recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows, which depend on estimates of metals to be recovered from proven and probable ore reserves, and also identified resources beyond proven and probable reserves, future production costs and future metals prices over the estimated remaining mine life.  If undiscounted cash flows are less that the carrying value of a property, an impairment loss is recognized based upon the estimated expected future net cash flows from the property discounted at an interest rate commensurate with the risk involved.  If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

All mine-related costs, other than acquisition costs, are expensed prior to the establishment of proven or probable reserves.  Reserves designated as proven and probable are supported by a final feasibility study, indicating that the reserves have had the requisite geologic, technical and economic work performed and are legally extractable at the time of reserve determination.  Once proven or probable reserves are established, all development and other site-specific costs are capitalized.

Capitalized development costs and production facilities are depleted using the units-of-production method based on the estimated gold which can be recovered from the ore reserves processed.  There has been no change to the estimate of proven and probable reserves.  Lease development costs for non-producing properties are amortized over their remaining lease term if limited.  Maintenance and repairs are charged to expense as incurred.

The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset.  For Pacific Gold, asset retirement obligations primarily relate to the abandonment of ore-producing property and facilities.

Income taxes.  Pacific Gold recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  Pacific Gold provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Loss per Share.  The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.  Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For the years ended December 31, 2006 and 2005, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share. As of December 31, 2006 the Company had 12,000,000 potentially dilutive common stock equivalents.

Advertising.  The Company’s policy is to expense advertising costs as incurred.  The Company incurred costs of $103,543 in 2006.  In 2005 total advertising costs were $171,829.

Environmental Remediation Liability.  The Company has posted a bond with the State of Nevada in the amount required by the State of Nevada equal to the maximum cost to reclaim land disturbed in its mining process.  The bond requires a quarterly premium to be paid to the State of Nevada Division of Minerals. The Company is current on all payments.  Due to its investment in the bond and the close monitoring of the State of Nevada, the Company believes that it has adequately mitigated any liability that could be incurred by the Company to reclaim lands disturbed in its mining process.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock based compensation. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) SFAS No. 123(R), Share-Based Payment, (“SFAS No. 123(R)”). SFAS No. 123(R) requires that the fair value compensation cost relating to share-based payment transactions be recognized in financial statements. Under the provisions of SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized over the employee’s requisite service period. The fair value of the Company’s stock options is estimated using a Black-Scholes option valuation model. The Company adopted the fair value recognition provisions of SFAS No. 123(R) using the modified prospective transition method.  Under this transition method, stock-based compensation cost is recognized beginning January 1, 2006 for all options granted after the date of adoption as well as the unvested portion of previously granted options based on the estimated fair value. Prior to January 1, 2006 the Company accounted for employee stock option grants using the intrinsic method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly associated compensation expense, if any, was measured as the excess of the underlying stock price over the exercise price on the date of grant. The Company also complied with the disclosure option of SFAS No. 123, Accounting for Stock Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, and included disclosures of pro forma information in its footnotes to the consolidated financial statements.. Pro forma net income and pro forma net income per share disclosed in the footnotes to the consolidated financial statements were estimated using a Black-Scholes option valuation model. The impact of adopting SFAS No. 123(R) resulted in additional compensation expense of $71,000 in 2006.

The following table illustrates the previously disclosed proforma effects on net income and net income per share for the year ended December 31, 2005 if the Company had accounted for its stock option plans under the fair value method of accounting under SFAS No. 123(R).

2005
Net loss as reported	$(5,016,162)
Add: stock based compensation determined under intrinsic value-based method	-
Less: stock based compensation determined under fair value-based method	(62,518)
Pro forma net loss	$(5,078,680)

Basic and diluted net loss per common share
As reported	$(0.17)
Pro forma	$(0.18)

The weighted average fair value of the stock options granted during 2006 and 2005 was $0.14 and $0.30 per share option, respectively.  Variables used in the Black-Scholes option-pricing model include (1) 1.50% risk-free interest rate, (2) expected option life of 5 years, (3) expected volatility was 90%, and (4) zero expected dividends.

The following table summarizes stock option activity of the Company:

	2006	2005
Options outstanding at beginning of year	500,000	250,000
Granted in the year	300,000	250,000
Exercised in the year	0	0
Expired in the year	0	0
Outstanding and exercisable at December 31	800,000	500,000
Weighted Average Exercise Price	$ 0.303	$0.305

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting pronouncements.  In September 2005, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchase and sales of inventory at fair value and record those in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. The consensus has been applied to new arrangements entered into and modifications or renewals of existing agreements, beginning in the second quarter of 2006. The adoption of this statement did not have a material impact on our results of operations or financial position.

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Commencing with the Company’s Annual Report for the year ending December 31, 2007, the Company is required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of year end; of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting; and beginning with the Company’s Annual Report for the year ending December 31, 2008, that the Company’s independent accounting firm has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, which report is also required to be filed as part of the Annual Report on Form 10-KSB.

In February 2006, the Financial Accounting Standards Board (FASB) issued statement 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements no. 133 and 140. This statement resolves issues addressed in Statement 133 Implementation Issue no. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This implementation guidance indicated that entities could continue to apply guidance related to accounting for beneficial interests in paragraphs 14 and 362 of Statement 140, which indicate that any security that can be contractually prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment should be subsequently measured like investments in debt securities classified as available for sale or trading, and may not be classified as held to maturity. Also, Implementation issue D1 indicated that holders of beneficial interests in securitized financial assets that are not subject to paragraphs 14 and 362 of Statement 140 are not required to apply Statement 133 to those beneficial interests, pending further guidance. Statement 155 eliminates the exemption from Statement 133 for interests in securitized financial assets. It also allows the preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement event. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In March 2006, the FASB issued statement 156 Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. Under statement 140, servicing assets and servicing liabilities are amortized over the expected period of estimated net servicing income or loss and assessed for impairment or increased obligation at each reporting date. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. Subsequent measurement of servicing assets and servicing liabilities at fair value is permitted, but not required. If derivatives are used to mitigate risks inherent in servicing assets and servicing liabilities, those derivatives must be accounted for at fair value. Servicing assets and servicing liabilities subsequently measured at fair value must be presented separately in the statement of financial position and there are additional disclosures for all separately recognized servicing assets and servicing liabilities. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2006, the FASB issued interpretation no 48 Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109. Recognition of a tax position should be based on whether it is more likely than not that a tax position will be sustained. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. This interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of this interpretation will have material impact on our results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157), which defines fair value, establishes guidelines for measuring fair value and expands disclosure regarding fair value measurements.  SFAS No. 157 does not require new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 on a prospective basis.  The Company does not expect the adoption of SFAS No. 157 to have a material effect on our financial statements.

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 108 regarding the effects of prior year misstatements in considering current year misstatements for the purpose of a materiality assessment.  The opinion in SAB 108 is that in the case of en error that has occurred and been immaterial in a number of previous years, the cumulative effect should be considered in assessing the materiality of the error in the current year.  If the cumulative effect of the error is material, then the current year statements, as well as prior year statements should be restated.  In the case of restated prior year statements, previously filed reports do not need to be amended, if the error was considered immaterial to previous year's financial statements.  However the statements should be amended the next time they are filed.  The effects of this guidance should be applied cumulatively to fiscal years ending after November 15, 2006.  Additional disclosure should be made regarding any cumulative adjustments made in the current year financial statements.  We do not expect the adoption of this SAB will have material impact on our results of operations or financial position.

Pacific Gold does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 - PROPERTY AND EQUIPMENT

During 2006 Pacific Gold acquired vehicles, earth moving equipment, gold processing equipment and made additions and modifications to its building totaling $2,748,655.  Major assets purchased include the following:

Vehicles	$1,542,537
Building	345,655
Earth Moving Equipment	469,739
Processing equipment	324,648
Other Assets	66,076
Total	$2,748,655

During 2005 Pacific Gold acquired vehicles, gold processing plant equipment, a building and various other fixed assets to prepare the Black Rock Canyon site for production totaling $2,274,886.

These assets are being depreciated on a straight-line basis over 2 to 10 years depending on the estimated useful life of the asset.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 2 - PROPERTY AND EQUIPMENT (cont.)

In May 2004, Pacific Gold acquired a leasehold interest in the Butcher Boy property in Nevada through its wholly-owned subsidiary, Fernley Gold, Inc.  The initial agreement is for a period of five years, with Fernley Gold having the exclusive right to renew the lease on the existing terms.  Fernley Gold made a one-time payment of $10,000 to acquire the lease. Additionally Fernley is required to make monthly lease payments of $1,000. The lease calls for gross royalties on gold production of 6% if the price of gold is below $400 per ounce and 10% if the price of gold is above $400 per ounce.

In October 2003, Pacific Gold’s subsidiary Nevada Rae Gold, Inc. acquired its Crescent Valley mining claims in Lander County, Nevada.  Additional water rights and wells were acquired in March 2004 for $90,000 and 13.67 acres of land for $13,670.  Nevada Rae Gold resources fall on claims that are approximately 43% leased and 57% owned by Pacific Gold.

NOTE 3 – SHAREHOLDER NOTE PAYABLE

Pacific Gold owes $1,463,346 to a shareholder as of December 31, 2006. The amount due is represented by two notes, with interest at 10%; the principal amount of one note is $1,200,000 unsecured and due on June 30, 2007.  This note was extended subsequent to year end to be due on June 30, 2008.  The principal amount of the second note is $195,000 and is secured against one asset of the Company and is due on August 27, 2007. At December 31, 2006, accrued interest on the notes totaled $68,346.  Pursuant to the agreement with the holder of the February 2007 debentures described below, repayment of the principal and interest on the shareholder loans is limited based on operational income.

NOTE 4 - INCOME TAXES

Pacific Gold uses the asset/liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.   During 2006 and 2005, Pacific Gold incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $15,272,294 at December 31, 2006, and will expire in the years 2011 through 2026.

At December 31, 2006, deferred tax assets consisted of the following:

Deferred tax assets	Balance	Tax	Rate
Net operating losses	$15,272,294	$5,192,580	34%
Less: valuation allowance		(5,192,580)

Net deferred tax asset		$-

A reconciliation between income taxes at statutory tax rates (34%) and the actual income tax provision for continuing operations as of December 31, 2006 follows:

Expected Provision (based on statutory rate)	$(3,004,141)
Effect of:
Difference between 2005 NOL estimate and actual	(344,479)
Increase/(decrease) in valuation allowance	3,348,620

Total actual provision	$-

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.  Because of the lack of taxable earnings history, the Company has established a valuation allowance for all future deductible net operating loss carry forwards. The valuation allowance has increased $3,348,621, from $1,843,959, as of December 31, 2005.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 4 - INCOME TAXES (cont.)

Net operating loss (“NOL”) carryforwards expire according to the following:

Year of NOL	NOL	Expiry
2006	$ 8,835,711	2026
2005	5,214,449	2025
2004	920,240	2024
2003	233,661	2018
2002	26,326	2017
2001	36,907	2016
1996	5,000	2011
Total	$15,272,294

NOTE 5 - FINANCING

On April 12, 2006 Pacific Gold issued debentures with a face value of $6,100,000 with attached warrants for net proceeds of $3,507,500 after a discount of $2,592,500 including interest and commissions of $305,000.  A description of the notes is as follows:

•

Maturity:  The notes mature on April 12, 2009.  The note-holders may elect at any time to convert their notes into shares of common stock at the conversion price (as described below).  Each lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Interest:  Interest of $2,287,500 is represented by the discount.

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $1.00.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holders.

•

Warrants:  In connection with the financing, 6,400,000 warrants were issued with an exercise price of $0.30 per share and a 3-year life.

The proceeds from the notes have been discounted for the relative fair value of the warrants and the discount. All discounts will be amortized over the life of the notes.  A summary of the carrying value of the notes is as follows:

Face value – Series C	$6,100,000

Less: Relative fair value of:
Discount	(2,592,500)
Warrants	(1,730,570)

Carrying amount of notes on April 12, 2006	$1,776,930

Amortization of discounts to December 31, 2006	2,589,573
Accelerated amortization of discounts to December 31, 2006	921,310
Adjustment for early conversion at December 31, 2006	(1,300,000)

Carrying amount of Series C notes at December 31, 2006	$2,210,883

_____________________

1  Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 103.7%; Risk-free interest rate: 2%; Dividend yield of 0%.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 5 - FINANCING (cont.)

On December 13, 2005 Pacific Gold issued debentures with a face value of $1,500,000 with attached warrants for net proceeds of $1,089,000 after a discount of $300,000 and commissions of $111,000.  A description of the notes is as follows:

•

Maturity:  The notes mature on December 13, 2007.  The note-holders may elect at any time to convert their notes into shares of common stock at the conversion price (as described below).  Each lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Interest:  Interest is represented by the $189,394 discount.

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $.30.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holders.

•

Warrants:  In connection with the financing, 4,000,000 warrants were issued with an exercise price of $0.10 per share and a 3-year life.

The proceeds from the notes have been discounted for the relative fair value of the warrants, the discount, and beneficial conversion feature. All discounts will be amortized over the life of the notes.  A summary of the notes is as follows:

Face value – Series B	$1,500,000

Less: Relative fair value of:
Discount	(189,394)
Warrants	(868,687)
Beneficial conversion feature	(441,919)

Carrying amount of notes on December 14, 2005:	$0

Amortization of discounts to December 31, 2006	98,125
Accelerated amortization of discounts to December 31, 2006	1,401,875
Adjustment for early conversion at December 31, 2006	(1,500,000)

Carrying amount of Series B notes at December 31, 2006	$0

_____________________

1  Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 5%; Risk-free interest rate: 2%; Dividend yield of 0%.

On April 7, 2005, Pacific Gold issued convertible debentures with a face value of $4,000,000 with attached warrants for net proceeds of $2,666,086 after a $1,080,292 discount and various fees and expenses totaling $253,622.  A description of the notes is as follows:

•

Maturity:  The notes mature on April 7, 2008.  The note-holders may elect at any time to convert their notes into shares of common stock at the conversion price (as described below).  Each lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Interest:  Interest is represented by the $1,080,292 discount.  If Pacific Gold elects to prepay the notes, then Pacific Gold must obtain consent and an additional 30% or up to $894,000 is due in addition to the $2,980,000 remaining total face value.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 5 - FINANCING (cont.)

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $.30.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holders.

•

Warrants:  In connection with the financing, 3,333,333 warrants were issued with an exercise price of $2.125 per share and a 3-year life.  The exercise price was decreased to $.01 per share in December 2005.

The proceeds from the notes have been discounted for the relative fair value of the warrants, the discount, and beneficial conversion feature. All discounts will be amortized over the life of the notes.  A summary of the notes is as follows:

In connection with the Series A, B and C convertible debentures, Pacific Gold expensed $4,363,596 in non-cash accelerated interest and amortization of discounts for the year ended December 31, 2006.

Notes Payable
Face value – Series A	$4,000,000

Less: Relative fair value of:
Discount	(477,191)
Warrants	(1,755,910)
Beneficial conversion feature	(1,766,898)

Carrying amount of notes on April 7, 2005	$0

Amortization of discounts to December 31, 2006	768,333
Accelerated amortization of discounts to December 31, 2006	3,231,667
Adjustment for early conversion at December 31, 2006	(4,000,000)

Carrying amount of Series A notes at December 31, 2006	$0

_____________________

1  Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 155%; Risk-free interest rate: 2%; Dividend yield of 0%.

NOTE 6 – COMMON STOCK

At December 31, 2006 the debenture holders had converted $4,000,000 of the Series A note, $1,500,000 of the Series B note and $1,300,000 of the Series C note into 19,633,333 shares (11,433,333 issued during 2006 and 8,200,000 issued during 2005).  At December 31, 2006 the debenture holders had exercised 7,333,333 warrants for 7,333,333 shares of common stock.

In 2006 Pacific Gold issued 2,080,410 shares for services rendered to the Company.  The shares were valued at $667,418.

In 2006 Pacific Gold issued 1,180,872 shares as payment for capitalized labor. The shares were valued at $406,497.

In May 2005 Pacific Gold issued 2,000,000 shares for $600,000 cash.

In 2005 Pacific Gold issued 272,182 shares for services rendered to the Company. The shares were valued at $153,470.

In 2005 Pacific Gold issued 1,283,500 shares as payment for capitalized labor.  The shares were valued at $390,367.

At December 31, 2005 the debenture holders had converted $2,460,000 of the Series A note for 8,200,000 shares.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 7 – EQUITY PLANS

On December 29, 2005 Pacific Gold adopted the 2006 Equity Performance Plan (“the 2006 Plan”).  The 2006 Plan provides for the granting of up to 10,000,000 shares and/or stock options to purchase shares to employees and consultants.  Pacific Gold has reserved 10,000,000 shares of common stock for issuance under the 2006 Plan. The Plan was approved by a majority of the stockholders on December 29, 2005.

In 2002 Pacific Gold adopted the 2002 Performance Equity Plan (“the 2002 Plan”).  The 2002 Plan provides for the granting of shares and/or stock options to purchase shares to employees and consultants. Pacific Gold has reserved 3,000,000 shares of common stock for issuance under the 2002 Plan.

Options under both Plans may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the Board of Directors.  To date, options granted generally are exercisable immediately as of the effective date of the option agreement.

Summary information regarding options is as follows:

	Options
2006	Shares	Weighted Average Exercise Price
Granted	500,000	$0.30
Exercised	0	0.00
Forfeited/expired	0	0.00
Outstanding at December 31	800,000	0.30
Exercisable	800,000	0.30

Weighted average fair value of options granted during year	$0.14
Weighted average fair value of shares issued under the 2006 and 2002 Plans	$0.33

	Options
2005	Shares	Weighted Average Exercise Price
Granted	250,000	$0.30
Exercised	0	0.00
Forfeited/expired	0	0.00
Outstanding at December 31	300,000	0.31
Exercisable	300,000	0.31

Weighted average fair value of options granted during year	$0.30
Weighted average fair value of shares issued under the 2002 Plan	$0.36

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 8 – WARRANTS

In connection with the convertible debentures issued on April 12, 2006, the Company issued 6,400,000 warrants exercisable into common stock at $0.30 each.  At December 31, 2006 6,400,000 warrants were outstanding.

The following table summarizes warrant activity of the Company:

	2006	2005
Warrants outstanding at beginning of year	7,333,333	0
Granted in the year	6,400,000	7,333,333
Exercised in the year	7,333,333	0
Expired in the year	0	0
Outstanding and exercisable at December 31	6,400,000	7,333,333
Weighted Average Exercise Price	$0.30	$0.06

NOTE 9 - OPERATING LEASES

Pacific Gold entered into a lease with ZDG Investments Ltd. to rent office space starting in March 2007 with monthly payments of approximately $6,597.25 Canadian dollars (approximately $5,656).  Upon signing the lease, the Company was required to pay the first and last months’ rent in advance.  This amount is reflected in deposits.  The lease expires in January 2012.

In 2006 Pacific Gold rented its offices under a lease expiring in January 2007, with monthly payments of $2,400 Canadian dollars during 2006 (2005 - $1,800).  Rent expense in 2006 and 2005 was $31,543 and $26,402, respectively.

The following is a schedule by years of future minimum lease payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2006:

Year ended	Total
December 31, 2007	$56,560.79
December 31, 2008	$67,872.94
December 31, 2009	$67,872.94
December 31, 2010	$67,872.94
December 31, 2011	$67,872.94
Total	$328,052.55

On May 12, 2004 Fernley Gold, Inc. entered into a royalty agreement with Butcher Boy Mines, Inc. for a lease on mining claims. The current terms of that lease dictate that Fernley pay Butcher Boy $1,000 per month. The following is a schedule by years of future minimum lease payments required under this agreement:

Year ended	Total
December 31, 2007	$12,000.00
December 31, 2008	$12,000.00
December 31, 2009	$4,000.00
Total	$28,000.00

Nevada Rae Gold, Inc. leased approximately 440 acres of land adjacent to its staked prospects from Corporate Creditors Committee LLC, by lease dated October 1, 2003. Nevada Rae paid an advance rental of $7,500 for the first year, which amount increased by $2,500 in each of the next five years to be $20,000 in the sixth year.  For the last four years of the lease, the advance rental is $20,000 per year.  The following is a schedule by years of future minimum lease payments required under this agreement:

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 9 - OPERATING LEASES (cont.)

Year ended	Total
December 31, 2007	$15,000.00
December 31, 2008	$17,500.00
December 31, 2009	$20,000.00
December 31, 2010	$20,000.00
December 31, 2011	$20,000.00
December 31, 2012	$20,000.00
Total	$112,500.00

NOTE 10 – FINANCING LEASES

During the year, the Company continued its financing arrangement with Wells Fargo Equipment Finance Inc. (“WFEFI”) for the purchase of two passenger vehicles.  The loan is fully secured by a deposit with WFEFI that is invested in a low-risk portfolio. This account will be evaluated annually as the loan amount decreases, the restricted amount of the account will be reduced and cash released to Pacific Gold.

Payments on the lease are $2,338.45 per month and the agreement expires in July 2008.  The deposit with WFEFI is included in the restricted cash on the balance sheet.

In January 2007 Pacific Gold paid out this loan in full.

NOTE 11 – MAJOR CUSTOMERS

In 2006, all gold sales were made to one refinery.  Many refineries are available with similar pricing and one was chosen for convenience.  In 2005, Pacific Gold had no gold revenue.

Revenue is derived primarily from the sale of only one product – gold.  Should the market for gold become unavailable and or the value of gold become significantly decreased, the Company could experience severe negative impact.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent to year end, the Company issued 3,976,173 shares, 500,000 upon conversion of $500,000 of the Convertible note Series C debt; 800,000 shares upon exercise of 800,000 warrants for proceeds of $160,000; and 2,676,173 shares to management and employees based on compensation agreements for year-end bonuses and first quarter compensation.

On February 26, 2007 Pacific Gold issued debentures with a face value of $2,440,000 with attached warrants for net proceeds of $2,141,000 after fees and commissions of $299,000.  The Company received $1,035,000 of the gross proceeds on February 26, 2007, the balance of the proceeds to be received upon filing and effectiveness of the Registration Statement.  A description of the notes is as follows:

•

Maturity:  The notes mature on February 26, 2009.  The note-holders may elect at any time to convert their notes into shares of common stock at the conversion price (as described below).  Each lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Interest:  Interest accrues at 10% on the outstanding face value of the debenture.

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $0.18.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holders.

•

Warrants:  In connection with the financing, 6,000,000 warrants were issued with an exercise price of $0.216 per share and a 5-year life.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 12 – SUBSEQUENT EVENTS (cont.)

The proceeds from the notes have been discounted for the relative fair value of the warrants. All discounts will be amortized over the life of the notes.  A summary of the carrying value of the notes is as follows:

Face value – Series D	$2,440,000

Less: proceeds not yet received	(1,405,000)
Less: Relative fair value of:
Warrants	(398,466)
Beneficial conversion feature	(636,534)

Carrying amount of Series D note on February 26, 2007:	$-

_____________________

1  Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 69%; Risk-free interest rate: 2%; Dividend yield of 0%.

Subsequent to year end, one of the note holders of the Series C convertible note converted $500,000 in debt for 500,000 shares.

In connection with the issuance of the Series D note, $2,700,000 of the debt issued with the Series C convertible note issued on April 12, 2006 was extinguished upon payment of $540,000 to the note holder; of the remaining 6,400,000 warrants attached to the Series C convertible note, 800,000 were repriced to $0.20 from their original exercise price of $0.30.  On March 1, 2007 the Company received proceeds of $160,000 to exercise the 800,000 warrants at $0.20 attached to the Series C note.

NOTE 13 – LEGAL PROCEEDINGS

Oregon Gold, Inc. has initiated a Statement of Claim against Mr. Myron Corcoran in connection with the equipment Grants Pass Gold purchased from him.  Many pieces of the equipment proved not to work and in many instances the machinery had to be completely replaced.  Oregon Gold is arguing that it is owed a refund for the equipment and for loss of time and expenses. The trial date has been set for June 5, 2007.

Pacific Gold Corp. has initiated a Statement of Claim against Fabick Caterpillar in connection with equipment bought from Fabick. The equipment was not delivered in the condition as promised and proved not to be operable. Pacific Gold is suing for the monies paid for the equipment and additional expenses. The claim was filed in 2006 and Pacific Gold is awaiting a response from the Fabick.

From time to time the Company is involved in minor trade, employment and other operational disputes, none of which have or are expected to have a material impact on the current or future financial statements or operations.

NOTE 14 – GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2006, the Company had a retained deficit of ($15,141,973), negative working capital of ($2,480,400) and negative cash flows from operations of ($1,851,594) raising substantial doubt about its ability to continue as a going concern.  During the year ended December 31, 2006, the Company financed its operations through the sale of securities, issuance of debt and loans from a shareholder.

Management’s plan to address the Company’s ability to continue as a going concern includes: obtaining additional funding from the sale of the Company’s securities and establishing revenues.  Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

These financial statements do not include any adjustments that might be necessary if the company is unable to continue as a going concern

Pacific Gold Corp.

Consolidated Balance Sheet

	September 30, 2007	December 31, 2006
	Unaudited	Audited
ASSETS
Current Assets:
Cash	$-	$86,853
Restricted Cash	29,261	87,505
Accounts Receivable, net	30,014	407
Inventory	33,755	26,251
Prepaid Expenses	38,079	52,026
Total Current Assets	131,109	253,042

Property and Equipment:
Proved Development
Acquisition and Development Costs	410,763	371,043
Less: Accumulated Depletion	(322)	(300)
Probable Undeveloped	10,000	10,000
Equipment	3,876,841	3,817,767
Less: Accumulated Depreciation	(1,066,943)	(637,173)
Building	759,533	810,936
Less: Accumulated Depreciation	(145,238)	(89,806)
Water Rights and Wells	90,000	90,000
Land	13,670	13,670
Total Property and Equipment, net	3,948,304	4,386,137

Other Assets:
Deposits	25,699	62,792
Reclamation Bond	189,218	208,719
Total Other Assets	214,917	271,511
TOTAL ASSETS	$4,294,330	$4,910,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$973,482	$1,270,096
Accrued Interest	277,544	68,346
Notes Payable - Shareholder	1,395,000	1,395,000
Total Current Liabilities	2,646,026	2,733,442

Long Term Liabilities:
Convertible Debenture	1,443,205	2,210,883
Total Liabilities	4,089,231	4,944,325

Stockholders' Equity:
Preferred Stock - $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - $0.001 par value; 500,000,000 shares authorized, 64,484,461and 55,671,797 shares issued and outstanding at September 30, 2007 and December 31, 2006 respectively	64,484	55,672
Additional Paid-in Capital	19,218,308	15,052,666
Retained Deficit	(19,077,693)	(15,141,973)
Total Stockholders' Equity	205,099	(33,635)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,294,330	$4,910,690

See accompanying notes to financial statements

Pacific Gold Corp.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenue:
Revenue - Mineral Sales	$117,336	$75,015	$117,336	$75,015
Production Costs	262,120	342,427	264,474	342,427
Gross Margin	(144,784)	(267,412)	(147,138)	(267,412)

Operating Expenses:
Mineral Rights Expense	-	-	-	-
General and Administrative	570,309	567,964	1,417,179	1,801,402
Depreciation	199,384	255,493	598,194	553,212
Loss on Sale of Assets	51,414	4,124	304,727	59,751
Asset Write Down	23,251	-	272,163	146,130
Total Operating Expenses	844,358	827,581	2,592,263	2,560,495

Net Loss from Operations	(989,142)	(1,094,993)	(2,739,401)	(2,827,907)

Other Income and Expenses:
Interest Income	86	3,607	1,054	3,783
Gain on Extinguishment of Debt	-	-	809,927	-
Interest Expense	(916,274)	(1,239,541)	(2,007,355)	(4,244,311)
Total Other Income/Expenses	(916,188)	(1,235,934)	(1,196,374)	(4,240,528)

Income/(Loss) before income taxes	(1,905,330)	(2,330,927)	(3,935,776)	(7,068,435)
Provision for income taxes	-	-	-	-

Net Income/(Loss)	$(1,905,330)	$(2,330,927)	$(3,935,776)	$(7,068,435)

Basic and Diluted Earnings/(Loss) per Share	$(0.03)	$(0.04)	$(0.06)	$(0.14)

Weighted Average Shares Outstanding:
Basic and Diluted	62,635,105	54,228,242	60,980,595	49,896,688

See accompanying notes to the financial statements

Pacific Gold Corp.

Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30, 2007	September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income/(Loss)	$(3,935,776)	$(7,068,435)
Adjustments to Reconcile Net Income/(Loss) to Net Cash
Provided by Operating Activities:
Depreciation and Depletion	598,194	553,212
Non-cash Portion of Interest Paid on Convertible Debt	1,798,156	4,137,334
(Gain)/Loss on Sale of Equipment	304,727	59,751
(Gain) on Extinguishment of Debt	(809,927)	-
Common Stock Issued for Services	698,558	1,020,365
Stock Based Compensation	-	35,000
Changes in:
Accounts Receivable	(29,609)	50,874
Inventory	(7,504)	(26,347)
Prepaid Expenses	13,947	(72,889)
Deposits	37,094	58,306
Accounts Payable	(296,614)	(357,886)
Accrued Interest	209,199	(6,663)
NET CASH (USED) BY OPERATING ACTIVITIES	(1,419,555)	(1,617,378)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and Development of Property and Equipment	$(592,165)	$(2,434,237)
Investment in Reclamation Bond	19,500	(19,501)
Proceeds from Sale of Equipment	81,123	69,966
NET CASH (USED) BY INVESTING ACTIVITIES	(491,542)	(2,383,772)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Stockholder Notes Payable	$-	$(372,308)
Proceeds from Notes Payable	-	3,702,500
Proceeds from Exercise of Warrants	160,000	433,333
Proceeds from Convertible Debt, net	1,606,000	-
Proceeds from Stockholder Notes	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,766,000	3,763,525

NET CHANGE IN CASH AND CASH EQUIVALENTS	(145,097)	(237,625)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	174,358	642,014

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,261	$404,389

See accompanying notes to the financial statements

Pacific Gold Corp.

Notes to Consolidated Financial Statements

September 30, 2007

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited financial statements of Pacific Gold Corp. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in Pacific Gold’s Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure contained in the audited financial statements for 2006 as reported in the Form 10-KSB have been omitted.

NOTE 2 - SHAREHOLDER NOTE PAYABLE

Pacific Gold owes $1,567,302 to a shareholder as of September 30, 2007. The amount due is represented by two notes, with interest at 10%; the principal amount of one note is $1,200,000 unsecured and due on June 30, 2008.  The principal amount of the second note is $195,000 and is secured against one asset of the Company and is due on August 27, 2007. At September 30, 2007, accrued interest on the notes totaled $172,302.  Pursuant to the agreement with the holder of the February 2007 debentures described below, repayment of the principal and interest on the shareholder loans is limited based on operating income.

NOTE 3 - FINANCING

On February 26, 2007, Pacific Gold issued debentures with a face value of $2,440,000 and warrants to purchase up to 6,000,000 shares of common stock for net proceeds of $2,141,000 after fees and commissions of $299,000.  The Company received $1,035,000 of the gross proceeds on February 26, 2007, $805,000 on April 11, 2007 and it received the final advance of proceeds of $600,000 on June 25, 2007. A description of the notes is as follows:

•

Maturity:  The notes mature on February 26, 2009.  The note-holder may elect at any time to convert its notes into shares of common stock at the conversion price (as described below).  The lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Prepayment Obligations:  The Company is required to make payments of $222,000, subject to certain adjustments, in cash or shares of common stock on installment dates as defined in the Convertible Debenture starting on July 1, 2007. The note holder has the option to defer payments until the maturity of the note.

•

Interest:  Interest accrues at 10% on the outstanding face value of the debenture.

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $0.18.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holder.

•

Warrant:  In connection with the financing, a warrant to purchase up to 6,000,000 shares of common stock, with an exercise price of $0.216 per share and expiring February 26, 2012.

Pacific Gold Corp.

Notes to Consolidated Financial Statements

September 30, 2007

NOTE 3 – FINANCING (cont.)

The proceeds from the notes have been discounted for the relative fair value of the warrants. All discounts will be amortized over the life of the notes.  A summary of the carrying value of the notes is as follows:

Face value – Series D	$2,440,000

Less: proceeds not yet received	(1,405,000)
Less: Relative fair value [1] of:
Warrants	(398,466)
Beneficial Conversion Feature	(636,534)

Carrying amount of Series D note on February 26, 2007:	$-

Amortization of Discounts to March 31, 2007	46,205

Carrying amount of Series D note on March 31, 2007	$46,205

Additional Proceeds to June 30,2007	1,405,000
Discounts for Warrants & Beneficial Conversion Feature	(1,255,898)
Convert to shares to June 30, 2007	(25,000)
Amortization of Discount to June 30, 2007	342,099
Carrying amount of Series D note at June 30, 2007:	$512,406

Convert to shares to September 30, 2007	(372,000)
Amortization of Discount to September 30, 2007	561,324
Carrying amount of Series D note at September 30, 2007	$701,730

_____________________

1  Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 69%; Risk-free interest rate: 2%; Dividend yield of 0%.

We have a registration payment arrangement with regard to the common stock issued in the private offering.  We were required to file a registration statement within 45 days of closing and cause the registration statement to become effective on or prior to the 120 days after the closing date.   Our registration statement was filed within the 45 day limit and became effective prior to the 120 days. In addition, we are required to use reasonable commercial efforts to maintain the registration statement's effectiveness and file additional registration statements in the future, to continue to provide to the sellers the opportunity to sell the shares of restricted stock that they may hold under the notes and warrants.

In the event we do not satisfy the registration obligations of the registration rights agreement, (a "Registration Default"), we shall pay the investors an amount in cash equal to 1% of the aggregate investment amount for each 30-day period of a Registration Default.

The maximum penalty that we may incur under this registration payment arrangement is 18% of the aggregate investment amount, or $439,200.  Any payments made are to be prorated for any portion of a 30-day period of a Registration Default.  We do not believe that payment under the registration payment arrangement is probable, and therefore no related liability has been recorded in the accompanying financial statements.

Pacific Gold Corp.

Notes to Consolidated Financial Statements

September 30, 2007

NOTE 3 – FINANCING (cont.)

On April 12, 2006, Pacific Gold issued debentures with a face value of $6,100,000 and warrants for net proceeds of $3,507,500 after a discount of $2,592,500 including interest and commissions of $305,000.  On February 26, 2007, $1,800,000 of the debentures had been converted into common stock, and the Company retired $2,700,000 of the debentures and $1,350,073 of the discount for $540,000 cash payment to one of the note holders. The Company also recorded a gain of $809,927 on the extinguishment of the debt. A description of the notes is as follows:

•

Maturity:  The outstanding note matures on April 12, 2009.  The note-holder may elect at any time to convert their notes into shares of common stock at the conversion price (as described below).  The lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Interest:  Interest of $2,287,500 is represented by the discount on the full amount of the original debenture.

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $1.00.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holders.

•

Warrants:  In connection with the financing, 6,400,000 warrants were issued with an exercise price of $0.30 per share and a 3-year life. During the quarter, 800,000 warrants were reset to $0.20 per warrant from their original exercise price of $0.30 each.  On March 1, 2007, the Company received proceeds of $160,000 to exercise the 800,000 warrants priced at $0.20.

The proceeds from the notes have been discounted for the relative fair value of the warrants and the discount. All discounts will be amortized over the life of the notes.  The face value of the note was revised to reflect the extinguishment of a portion of the debt on February 26, 2007, and all conversions to that date.  A summary of the carrying value of the notes is as follows:

Face value – Series C	$6,100,000

Less: Relative fair value [1] of:
Discount	(2,592,500)
Warrants	(1,730,570)

Carrying amount of notes on April 12, 2006:	$1,776,930

Amortization of discounts to March 31, 2007	1,014,732
Accelerated amortization of discounts to March 31, 2007	1,191,010
Adjustment for early conversion at March 31, 2007	(1,800,000)
Adjustment for debt retired	(2,700,000)
Adjustment for discounted retired	1,350,073
Carrying amount of Series C notes at March 31, 2007	$832,745

Amortization of Discounts to June 30, 2007	107,559
Carrying amount of Series C notes at June 30, 2007:	$940,304

Conversion to shares at September 30, 2007	(468,000)
Amortization of Discounts to September 30, 2007	269,171
Carrying amount of Series C notes at September 30, 2007	$741,475

_____________________

1  Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 103.7%; Risk-free interest rate: 2%; Dividend yield of 0%.

Pacific Gold Corp.

Notes to Consolidated Financial Statements

September 30, 2007

NOTE 3 – FINANCING (cont.)

We have a registration payment arrangement with regard to the common stock issued in the private offering.  We were required to file a registration statement within 45 days of closing and cause the registration statement to become effective on or prior to 120 days after the closing date.   Our registration statement was filed within the 45 day limit thus fulfilling part of this obligation.  In addition, we are required to use reasonable commercial efforts to maintain the registration statement's effectiveness and file additional registration statements in the future, to continue to provide to the sellers the opportunity to sell the shares of restricted stock that they may hold under the notes and warrants.

In the event we do not satisfy the registration obligations of the registration rights agreement, (a "Registration Default"), we shall pay the investors an amount in cash equal to 1% of the aggregate investment amount for each 30-day period of a Registration Default.   The maximum penalty that we may incur under this registration payment arrangement is 1.0% of the aggregate investment amount, or $26,200.  Any payments made are to be prorated for any portion of a 30-day period of a Registration Default.

We incurred a penalty for the continuing effectiveness of the registration statement and recorded a $1,000 liability on our financial statements for the quarter ended March 31, 2007. There were no additional penalties in the second or third quarter.

NOTE 4 – COMMON STOCK

At September 30, 2007 there were 5,600,000 warrants remaining to be exercised on the Series C note and 6,000,000 warrants outstanding on the Series D note.

In January 2007, there were 500,000 common shares issued for conversion of Series C convertible notes.

On March 7, 2007, 800,000 warrants associated with the Series C convertible notes were exercised for gross proceeds of $160,000 to the Company.

On March 8, 2007, 2,676,172 common shares were issued for services to employees and consultants.

On June 14, 2007, 35,000 common shares were issued for conversion of Series D convertible notes.

On June 18, 2007, 200,000 common shares were issued for services to employees.

On June 29, 2007, 138,889 common shares were issued for conversion of Series D convertible notes.

On July 3, 2007, 600,000 common shares were issued for conversion of Series C convertible notes.

On July 16, 2007, 277,778 common shares were issued for conversion of Series D convertible notes.

On July 17, 2007, 600,000 common shares were issued for conversion of Series C convertible notes.

On July 23, 2007, 555,556 common shares were issued for conversion of Series D convertible notes.

On August 7, 2007, 600,000 common shares were issued for conversion of Series C convertible notes.

On September 4, 2007, 1,829,268 common shares were issued for the monthly installment payment due on the Series D convertible notes.

NOTE 5 – SUBSEQUENT EVENTS

On October 1, 2007, 2,320,233 shares were issued for the monthly installment payment due on the Series D convertible notes.

On October 2, 2007 4,861 common shares were issued for payment on the Series D convertible notes.

Pacific Gold Corp.

Notes to Consolidated Financial Statements

September 30, 2007

NOTE 5 – SUBSEQUENT EVENTS (cont.)

On October 15, 2007, 250,000 common shares were issued as payment for services to an employee.

On October 30, 2007, 150,000 common shares were issued as payment for services.

On November 1, 2007, 2,489,906 common shares were issued for payment on the Series D convertible notes.

On November 5, 2007, 1,000,000 common shares were issued as payment for services.

On October 5, 2007 the Company sold a $450,000 in principal amount of discounted convertible debenture (“Debenture”) and a warrant to purchase common stock (“Warrant”) for an aggregate payment to the Company of $300,000, after deduction for the interest discount. The Debenture is due October 5, 2010, and has an effective simple interest rate of 16.7%, prepaid by original issue discount, with an effective interest rate of 14.47%.  The principal amount due may be converted into shares of common stock at any time by the holder at an initial conversion rate of $0.18 per share.  The amount of principal that may be converted at any one time by the investor is limited to 9.99% of the outstanding number of shares of common stock of the Company immediately after the conversion. The Company has agreed to liquidated damages and other damages for failure to effect the conversion or to deliver the certificates.  The conversion price will be subject to adjustment for regular corporate events and reduced to equal the selling price of, or exercise – conversion price for, common stock sold or issuable after October 5, 2007, at less than $0.18.  The conversion price also may be adjusted in the future based on the average of the last three conversions of the currently outstanding debentures issued in the February 2007 debenture offering, if the average is less than $.18.

The Warrant may be exercised for an aggregate of 450,000 shares of common stock until October 5, 2010, at $0.18 per share.  The warrants may be exercised by a holder at any one time for up to a maximum of 9.99% of the outstanding number of shares of common stock of the Company immediately after exercise.  The exercise price may be paid on a cashless basis in certain limited circumstances, and it will be subject to adjustment for regular corporate events and reduced to equal the selling price of, or exercise – conversion price for, common stock sold or issuable after October 5, 2007, at less than $.18.

NOTE 6- RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities.”  This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently  required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This statement requires a business entity to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement. SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company is currently reviewing the requirements of this statement and, at this point in time, have not determined the impact, if any, that this statement may have on our results of operations and financial position.

NOTE 7- GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2007, the Company had a retained deficit of ($19,077,693), negative working capital of ($2,514,918) and negative cash flows from operations of ($1,419,555) raising substantial doubt about its ability to continue as a going concern.  During the year to date, the Company has financed its operations through the sale of securities, issuance of debt and loans from a shareholder.

Management’s plan to address the Company’s ability to continue as a going concern includes: obtaining additional funding from the sale of the Company’s securities and establishing revenues.  Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

These financial statements do not include any adjustments that might be necessary if the company is unable to continue as a going concern

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations.  Our bylaws provide that we shall indemnify to the fullest extent permitted by Nevada law any person whom we are able to indemnify under that law.

The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.  The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 25.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$41.45
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	10,000.00
Financial Printing and Engraving	1,000.00
Blue Sky Fees and Expenses	2,500.00
Miscellaneous.	1,458.55
TOTAL	$30,000.00

ITEM 26.

RECENT SALES OF UNREGISTERED SECURITIES

On April 7, 2005, the company sold $4,000,000 face amount of convertible original discount debentures and 3,333,333 common stock purchase warrants for net proceeds before expenses of approximately $2,900,000.  The company paid approximately $253,600 in expenses in connection with this offering.  The issuance was made on the basis of an exemption under Section 4(2) of the Securities Act of 1933 to two foreign investors, both of which certified to the company that they were accredited investors and that they had the ability to assess an investment in the company.

On August 17, 2005, the company issued 150,000 shares of restricted stock in connection with the acquisition of certain assets.  The issuance was made on the basis of an exemption under Section 4(2) of the Securities Act of 1933 to a single recipient who represented it was an accredited investor and had the ability to assess an investment in the company.

On December 13, 2005, the company sold $1,500,000 face amount of convertible original discount debentures and 4,000,000 common stock purchase warrants for net proceeds before expenses of approximately $1,200,000.  The company paid approximately $116,000 in expenses in connection with this offering.  The issuance was made on the basis of an exemption under Section 4(2) of the Securities Act of 1933 to two foreign investors, both of which certified to the company that they were accredited investors and that they had the ability to assess an investment in the company.

On April 12, 2006, the company sold $6,100,000 face amount of original discount debentures and 6,100,000 common stock purchase warrants for net proceeds, after commission of $307,000, of approximately $3,507,500.  The issuance was made to two investors for their own investment based on an exemption under Section 4(2) of the Securities Act of 1933.  The investors certified they were accredited investors and had the ability to assess an investment in the company.

On February 26, 2007, the company entered into an agreement to sell $2,440,000 face amount of convertible debentures and 6,000,000 common stock purchase warrants, for proceeds of $2,440,000, less commissions and expenses.  The agreement and the issuances of the securities with the investor was and will be made based on an exemption under Section 4(2) of the Securities Act of 1933.  The investor certified that it was an accredited investor and had the ability to assess an investment in the company.  The company filed a Form D in respect of the offering.

On October 5, 2007, the company sold a $450,000 face amount original discount debenture and 450,000 common stock purchase warrants for net proceeds of $300,000.  The issuance was made to an investors, that is currently an investor in the company, for its own investment based on an exemption under Section 4(2) of the Securities Act of 1933.  The investor certified it was an accredited investor and had the ability to assess an investment in the company.

ITEM 27.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.

Description of Document

5.1

Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP *

10.1

Form of Securities Purchase Agreement dated as of February 26, 2007 **

10.2

Form of Warrant issued February 26, 2007**

10.3

Form of Debenture issued February 26, 2007 **

10.4

Form of Registration Rights Agreement dated as of February 26, 2007**

10.5

Form of Security Agreement dated February 26, 2007**

10.6

Form of Warrant Assignment Agreement dated February 26, 2007**

10.7

Modification Agreement between the Company and Crescent International Ltd in respect of outstanding debentures and warrants originally issued April 12, 2006**

10.8

Form of Lock Up Agreement with Crescent International Ltd.**

10.9

Form of Lock Up Agreement with executives of the Company**

23.1

Consent of Mantyla McReynolds LLC*

23.2

Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (Contained in Exhibit 5.1)*

______________________

*

Filed herewith

**

Incorporated by reference from Form 8-K for event dated filed February 27, 2007

***

Previously filed

ITEM 28.

UNDERTAKINGS

The undersigned issuer undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)

include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the (Calculation of Registration Fee” table in the effective registration statement;

(iii)

include any additional or changed material information regarding the plan of distribution;

(2)

For determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(c)

Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)

We undertake:

(1)

For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

(g)

For the purpose of determining liability under the Securities Act to any purchaser:

(1)

If the company is relying on Rule 430B):

(i)

Each prospectus filed by the undersigned company pursuant to Rule 242(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430(B) relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the company and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)

If the company is subject to rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Toronto, Ontario on December 4, 2007.

PACIFIC GOLD CORP.

/s/ Robert Landau
Robert Landau
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert Landau	Chief Executive Officer and Director	December 4, 2007
Robert Landau	(Principal Executive Officer )

/s/ Mitchell Geisler	Chief Operating Officer,	December 4, 2007
Mitchell Geisler	Secretary, Treasurer and Director

/s/ Jackie Glazer	Chief Financial Officer	December 4, 2007
Jackie Glazer	(Principal Financial Officer and Principal
Accounting Officer)

Exhibit Index

Exhibit No.

Description of Document

5.1

Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP *

10.1

Form of Securities Purchase Agreement dated as of February 26, 2007 **

10.2

Form of Warrant  issued February 26, 2007**

10.3

Form of Debenture issued February 26, 2007 **

10.4

Form of Registration Rights Agreement dated as of February 26, 2007**

10.5

Form of Security Agreement dated February 26, 2007**

10.6

Form of Warrant Assignment Agreement dated February 26, 2007**

10.7

Modification Agreement between the Company and Crescent International Ltd in respect of outstanding debentures and warrants originally issued April 12, 2006**

10.8

Form of Lock Up Agreement with Crescent International Ltd.**

10.9

Form of Lock Up Agreement with executives of the Company**

23.1

Consent of Mantyla McReynolds LLC*

23.2

Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (Contained in Exhibit 5.1)*

______________________

*

Filed herewith

**

Incorporated by reference from Form 8-K for event filed February 27, 2007

***

Previously